    As filed with the Securities and Exchange Commission on December 27, 1996
                                                           Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             SIEBERT FINANCIAL CORP.
             (Exact name of registrant as specified in its charter)

        New York                                  6211                                        11-1796714
(State or other jurisdiction of         (Primary Standard Industrial               (I.R.S. Employer Identification
incorporation or organization)           Classification Code Number)                            Number)

                          885 Third Avenue, Suite 1720
                            New York, New York 10022
                                 (212) 644-2400
                 (Address, including zip code, telephone number,
        including area code, of registrant's principal executive offices)

                                  T. K. Flatley
                          885 Third Avenue, Suite 1720
                            New York, New York 10022
                                 (212) 644-2400
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                               Sarah Hewitt, Esq.
                  Brown Raysman Millstein Felder & Steiner, LLP
                              120 West 45th Street
                            New York, New York 10036
                                 (212) 944-1515

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please the following box. |_|

                         CALCULATION OF REGISTRATION FEE

=============================================================================================================================
                                                                                                 Proposed
                                                                                 Proposed         Maximum
                                                                                  Maximum        Aggregate      Amount of
                                                            Amount to be      Offering Price     Offering     Registration
Title of Each Class of Securities to be Registered           Registered       Per Share (1)      Price(1)          Fee
=============================================================================================================================
Common Stock, par value $.01 per share                      25,000 shares         $10.50         $262,500         $91.00
-----------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended.


     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
================================================================================
                           Exhibit Index on Page II-6

                             SIEBERT FINANCIAL CORP.

                  (Cross Reference Sheet Furnished Pursuant to
                         Item 501(b) of Regulation S-K)


Item Number and Caption in Form S-1                              Location in Prospectus
-----------------------------------                              ----------------------
1.      Forepart of the Registration Statement and Outside

          Front Cover Page of Prospectus..................       Cover page.

2.      Inside Front and Outside Back Cover Pages
          of Prospectus...................................       Inside front and outside back
                                                                 cover page.

3.      Summary Information, Risk Factors and Ratio
          of Earnings to Fixed Charges....................       The Company; Investment
                                                                 Considerations.

4.      Use of Proceeds...................................       Use of Proceeds.

5.      Determination of Offering Price...................       Plan of Distribution.

6.      Dilution..........................................       Inapplicable.

7.      Selling Security Holders..........................       Inapplicable.

8.      Plan of Distribution..............................       Cover page; Plan of
                                                                 Distribution.

9.      Description of Securities to be Registered........       Cover page; Description of
                                                                 Capital Stock.

10.     Interests of Named Experts and Counsel............       Legal Matters; Experts; Management.

11.     Information with Respect to the Registrant........       The Company; Dividend Policy; Price
                                                                 Range of Common Stock;
                                                                 Capitalization; Selected Financial Data;
                                                                 Management's Discussion and Analysis
                                                                 of Financial Condition and Results of
                                                                 Operations; Business; Management;
                                                                 Principal Shareholders; Description of
                                                                 Capital Stock; Financial Statements.
12.     Disclosure of Commission Position on Indemnification
          for Securities Act Liabilities..................       Inapplicable.

                 SUBJECT TO COMPLETION, DATED DECEMBER 27, 1996

PROSPECTUS

                                  25,000 Shares


[logo]                       SIEBERT FINANCIAL CORP.


                                  Common Stock


        Siebert Financial Corp., a New York corporation (the "Company"), is offering to holders of record of its common stock, par value $.01 per share (the "Common Stock"), outstanding on February __, 1997 (the "Record Date"), that number of shares of Common Stock which will permit such shareholder to round up to the closest 100 shares any holdings of an odd amount for $___ per share. An aggregate of up to approximately 25,000 shares of Common Stock will be sold pursuant to this offering if all the Company's shareholders take advantage of the offer. This offer will expire on Friday, February __, 1997 (the "Expiration Date"). Shareholders are encouraged to consider carefully the offer prior to the Expiration Date. After the Expiration Date, the offer will be null and void. See "Plan of Distribution."

        REFERENCE IS MADE TO "INVESTMENT CONSIDERATIONS" BEGINNING ON PAGE 5 WHICH CONTAINS MATERIAL INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE SECURITIES BEING OFFERED HEREBY.

        The Common Stock is traded in the Nasdaq SmallCap Market under the symbol "SIEB." The closing price of the Common Stock in the Nasdaq SmallCap Market on February __, 1997 was $____ per share. See "Price Range of Common Stock."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is February __, 1997.

        NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT LAWFULLY BE MADE.


                              AVAILABLE INFORMATION

        The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission and certain items of which may be contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission to which reference is hereby made for further information with respect to the Company and the Common Stock. Items of information omitted from this Prospectus but contained in the Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission:
7 World Trade Center, New York, New York 10048, and Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the Commission. The address of the Web site is http://www.sec.gov.

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission referred to above. In addition, copies of such reports, proxy statements and other information concerning the Company may also be inspected and copied at the offices of The Nasdaq Stock Market, Inc. at 1735 K Street, N.W., Washington, D.C. 20006-1506 where the Common Stock is traded.

                                   THE COMPANY

SIEBERT

        The Company is a holding company which conducts all of its business activities in the retail discount brokerage and investment banking business through its wholly-owned subsidiary, Muriel Siebert & Co., Inc., a Delaware corporation ("Siebert"). Muriel Siebert, the first woman member of the New York Stock Exchange, is the President and owns 97.5% of the outstanding Common Stock of the Company.

        Siebert provides discount brokerage services and related services to more than 80,000 investor accounts. Siebert's focus in its discount brokerage business is to serve retail clients who seek a wide selection of quality investment services at commissions that are substantially lower than those of full-commission firms and competitive with the leading national discounters. Through the Capital Markets division, Siebert offers institutional clients equity execution services on an agency basis and equity, fixed income and municipal underwriting and investment banking services. Siebert is a participant in the secondary markets for Municipal and U.S. Treasury securities. The Capital Markets division trades listed bond funds and certain other securities for its own account. The proprietary trading business is strictly segregated from that of the agency business executed on behalf of institutional clients.

        The firm is unique among discount brokerage firms in that through its Capital Markets division it offers a wide array of underwriting and investment banking services including acting as sole manager, co-manager and otherwise participating in the management underwriting teams of, or acting as financial advisors for, municipal, corporate debt and equity, government agency and mortgage/asset backed securities issues.

BACKGROUND

        The Company is the successor by merger to J. Michaels, Inc., a New York corporation ("JMI"), a company which had been in the retail furniture business for more than 100 years. Because of a decline in the strength of JMI's core retail furniture business in Brooklyn, New York, management of JMI concluded that the return on JMI's assets generated by its business was insufficient and decided that it would be in the best interests of its shareholders to sell JMI's assets and distribute the net proceeds after payment of all liabilities to the shareholders of JMI. On April 24, 1996, JMI and Muriel Siebert Capital Markets Group, Inc., a Delaware corporation owned by Ms. Siebert ("MSCMG"), entered into a plan and agreement of merger (the "Merger Agreement") providing for the merger (the "Merger") of MSCMG with and into JMI, on the terms and conditions contained in the Merger Agreement, and, in connection therewith, after a distribution concurrently with the consummation of the Merger, to transfer all of JMI's remaining assets to a liquidating trust pursuant to the Merger Agreement and to sell such assets and distribute the proceeds thereof to the shareholders of JMI. The Merger was consummated on November 8, 1996. Shortly thereafter, the first liquidating dividend of $11.50 per share was paid to shareholders of JMI. The Company will have no continuing involvement with the liquidation of the remaining assets of JMI.


THE OFFERING

        The Company is offering to sell to each of its shareholders at $____ per share, the closing price of the shares of Common Stock on the Nasdaq SmallCap Market on February __, 1997, that number of shares of Common Stock which will permit such shareholder to round up to the nearest 100 shares any holdings of an odd amount. The offer, which is free of commissions and underwriting discounts, is intended to enable shareholders to increase and maintain their equity interests in the Company since many shareholders do not like to hold "odd-lots."

                            INVESTMENT CONSIDERATIONS

        This Prospectus contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus. In addition to all the other information contained in this Prospectus, prospective purchasers should consider the investment considerations set forth below prior to deciding whether to invest in the Common Stock offered hereby.

MARKET CONDITIONS

        The securities business is, by its nature, subject to significant risks, particularly in volatile or illiquid markets, including the risk of trading losses, losses resulting from the ownership or underwriting of securities, counterparty failure to meet commitments, customer fraud, employee fraud, issuer fraud, errors and misconduct, failures in connection with the processing of securities transactions and litigation.

        The Company's principal business activity, retail broker-dealer operations, as well as its investment banking, institutional sales and other services, are highly competitive and subject to various risks, volatile trading markets and fluctuations in the volume of market activity. The securities business is directly affected by many factors, including economic and political conditions, broad trends in business and finance, legislation and regulation affecting the national and international business and financial communities, currency values, inflation, market conditions, the availability and cost of short-term or long-term funding and capital, the credit capacity or perceived creditworthiness of the securities industry in the marketplace and the level and volatility of interest rates. These and other factors can contribute to lower price levels for securities and illiquid markets.

        Lower price levels of securities may result in (i) reduced volumes of securities, options and futures transactions, with a consequent reduction in commission revenues, and (ii) losses from declines in the market value of securities held in trading, investment and underwriting positions. In periods of low volume, levels of profitability are further adversely affected because certain expenses remain relatively fixed. Sudden sharp declines in market values of securities and the failure of issuers and counterparties to perform their obligations can result in illiquid markets which, in turn, may result in the Company having difficulty selling securities. Such negative market conditions, if prolonged, may also lower the Company's revenues from investment banking and other activities.

        As a result of the varied risks associated with the securities business, which are beyond the Company's control, the Company's commission and other revenues could be adversely affected. A reduction in revenues or a loss resulting from the underwriting or ownership of securities could have a material adverse effect on the Company's results of operations and financial condition. In addition, as a result of such risks, the Company's revenues and operating results may be subject to significant fluctuations from quarter to quarter and from year to year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Business Environment."

COMPETITION

        Siebert encounters significant competition from full-commission and discount brokerage firms, as well as from financial institutions, mutual fund sponsors and other organizations many of which are significantly larger and better capitalized than Siebert. The Siebert Brandford Shank division also encounters significant competition from firms engaged in the municipal finance business. The general financial success of the securities industry over the past several years has strengthened existing competitors. Siebert believes that such success will continue to attract additional competitors such as banks, insurance companies, providers of online financial and information services, and others as they expand their product lines. Many of these competitors are larger, more diversified, have greater capital resources, and offer a wider range of services and financial products than Siebert. Siebert competes with a wide variety of vendors of financial services for the same customers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Business Environment."

        During 1996, competition has continued to intensify both among all classes of brokerage firms and within the discount brokerage business as well as from new firms not previously in the discount business announcing plans to become significantly involved. Other firms, traditionally discount execution firms primarily, have announced their intention to broaden their offerings to include advice and investment management. Since 1994, some firms have offered low flat rate execution fees that are difficult for any conventional discount firm to meet. Many of the flat fee brokers, however, impose charges for services such as mailing, transfers and handling exchanges which Siebert does not and also direct their execution to captive market makers. Increased competition, broader service offerings or the prevalence of a flat fee environment could also limit Siebert's growth or even lead to a decline in Siebert's customer base which would adversely affect its results of operations. See "Business--Competition."

PRINCIPAL TRANSACTIONS

        The Company's Capital Markets division underwriting and trading activities involve the purchase, sale or short sale of securities as principal. These activities involve the risks of changes in the market prices of such securities and of decreases in the liquidity of the securities markets, which could limit the Company's ability to resell securities purchased or to repurchase securities sold short. In addition, these activities subject the Company's capital to significant risks that counterparties will fail to perform their obligations.

RISKS ASSOCIATED WITH FEDERAL AND STATE REGULATION

        The Company's business is, and the securities industry is, subject to extensive regulation in the United States, at both the federal and state level. As a matter of public policy, regulatory bodies are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in those markets and not with protecting the interests of the Company's stockholders. In addition, self-regulatory organizations and other regulatory bodies in the United States, such as the Commission, the New York Stock Exchange (the "NYSE"), the National Association of Securities Dealers, Inc. (the "NASD") and the Municipal Securities Rulemaking Board (the "MSRB"), require strict compliance with their rules and regulations. Failure to comply with any of these laws, rules or regulations, some of which are subject to interpretation, could result in a variety of adverse consequences including civil penalties, fines, suspension or expulsion, which could have a material adverse effect upon the Company.

        The laws and regulations, as well as governmental policies and accounting principles, governing the financial services and banking industries have changed significantly over recent years and are expected to continue to do so. During the last several years Congress has considered numerous proposals that would significantly alter the structure and regulation of such industries. The Company cannot predict which changes in laws or regulations, or in governmental policies and accounting principles, will be adopted, but such changes, if adopted, could materially and adversely affect the business and operations of the Company.
See "Business--Regulation."

NET CAPITAL REQUIREMENTS; HOLDING COMPANY STRUCTURE

        The Commission, the NYSE and various other securities and commodities exchanges and other regulatory bodies in the United States have rules with respect to net capital requirements which affect the Company. These rules have the effect of requiring that at least a substantial portion of a broker-dealer's assets be kept in cash or highly liquid investments. Compliance with the net capital requirements by the Company could limit operations that require intensive use of capital, such as underwriting or trading activities. These rules could also restrict the ability of the Company to withdraw capital from the Company, even in circumstances where the Company has more than the minimum amount of required capital, which, in turn, could limit the ability of the Company to implement its strategies. In addition, a change in such rules, or the imposition of new rules, affecting the scope, coverage, calculation or amount of such net capital requirements, or a significant operating loss or any unusually large charge against net capital, could have similar adverse effects.
See "Business--Net Capital Requirements; Net Capital."

KEY MANAGEMENT

        The success of the Company is principally dependent on its founder, Muriel F. Siebert, Chair and President. The loss of the services of Ms. Siebert would adversely affect the Company. See "Management." The success of the Siebert Brandford Shank division may be dependent on the services of Napoleon Brandford III and Suzanne Shank, the loss of whose services may adversely affect the Company.

PRINCIPAL SHAREHOLDER

        Upon completion of the Offering, Ms. Siebert will own 97.0% of the Company's outstanding Common Stock. Ms. Siebert will have the power to elect the entire Board of Directors and, except as otherwise provided by law of the Company's Certificate of Incorporation, to approve any action requiring shareholder approval without a shareholders meeting. See "Management" and "Principal Shareholders."

SIGNIFICANT INCREASE IN OVERHEAD

        Recently, Siebert has opened retail discount brokerage offices in Morristown, New Jersey and Palm Beach and Surfside (Bal Harbour), Florida and is relocating its office in Los Angeles. In October 1996, Siebert formed the Siebert Brandford Shank Division of Siebert to add to the former activities of Siebert's tax exempt underwriting department the activities of 26 municipal investment banking professionals. The Siebert Brandford Shank Division has opened offices in San Francisco and Seattle and is paying rent on an interim basis while negotiating to open or assume the leases for additional offices in Houston, Dallas, Chicago and Detroit. As a result of the new office expenses and the additional compensation expenses, Siebert's overhead expense has increased significantly. There can be no assurance that Siebert will generate sufficient additional revenue to cover such expense which could have a material adverse effect upon the Company.

LIQUIDITY

        Until recently, there has been no public market for the Common Stock or any other securities of the Company. In addition, only 130,897 shares, or approximately 2.5% of the shares outstanding, are held by the public. Although the Common Stock is traded in the Nasdaq SmallCap Market, there can be no assurance that an active public market will develop or continue.

SHARES ELIGIBLE FOR FUTURE SALE

        There will be approximately 5,260,897 shares of Common Stock outstanding immediately after completion of this offering, 5,105,000 of which, owned by Muriel Siebert, will be "restricted securities" under the Securities Act, and may only be sold pursuant to a registration statement under the Securities Act or an applicable exemption from the registration requirements of the Securities Act, including Rule 144 thereunder. The balance will be freely tradeable in the public markets. Sale of a substantial number of shares of Common Stock in the public market, whether by Ms. Siebert or other stockholders of the Company, could adversely affect the prevailing market price of the Common Stock.

IMMEDIATE DILUTION

        Purchasers of Common Stock in this offering will experience immediate dilution in net tangible book value of $____ per share, based on a public offering price of $____ per share.

FORWARD-LOOKING STATEMENTS

        This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results could differ from those projected in any forward-looking statements for the reasons detailed in the other sections of this "Risk Factors" portion of, and elsewhere in, this Prospectus.

                                 USE OF PROCEEDS

        The net proceeds to be received by the Company from the sale of the shares of Common Stock offered hereby (estimated to be $___________ if all the shares are sold and after deducting expenses payable by the Company estimated to be approximately $_____) will be used by the Company for general corporate purposes. Pending any specific application of the net proceeds, the net proceeds will be added to working capital and invested in short-term interest-bearing obligations.


                                 DIVIDEND POLICY

        Subject to statutory and regulatory constraints, prevailing financial conditions and future earnings, the Company may pay cash dividends on its Common Stock. In considering whether to pay such dividends, the Company's Board of Directors will review the earnings of the Company, its capital requirements, its economic forecasts and such other factors as are deemed relevant. Some portion of the Company's earnings will be retained to provide capital for the operation and expansion of its business.

        If the Company determines to pay a dividend, Ms. Siebert, as the majority shareholder of the Company, may from time to time waive her rights to receive cash dividends to be declared by the Company.


                           PRICE RANGE OF COMMON STOCK

        The Common Stock commenced trading in the Nasdaq SmallCap Market under the symbol "SIEB" on November 12, 1996. The high and low sales prices of the Common Stock reported by the Nasdaq SmallCap Market during the period from November 12, 1996 to February __, 1997 were $____ and $____, respectively. As of February __, 1997, there were approximately ___ holders of record of the Common Stock.


                                 CAPITALIZATION

        The following table sets forth the capitalization of the Company at December 16, 1996 and as adjusted to reflect the net proceeds from the sale of the 25,000 shares of Common Stock offered by the Company. See "Use of Proceeds."



                                                       Pro Forma (1)         As Adjusted
                                                       -------------         -----------
                                                                 (In thousands)
Subordinated debt to shareholder                          $ 3,000               $3,000
                                                          -------               ------

Common Stock, par value $.01,49,000,000                        52
shares authorized, 5,235,897 shares issued
and outstanding at September 30, 1996 and
5,260,897 shares issued and outstanding, as
adjusted

Additional paid-in capital                                  7,672

Retained earnings                                             -0-
                                                          -------               ------

Total shareholders' equity                                  7,724
                                                          -------               ------
Total capitalization                                      $10,724               $
                                                          =======               ======




(1) The pro forma capitalization of the Company is derived from the Unaudited Pro Forma Condensed Consolidated Balance Sheet at September 30, 1996 and gives additional effect to salary and a Subchapter S distribution paid to Ms. Siebert of $2,975,000 on October 31, 1996, its resulting tax effect and her reinvestment of $500,000 (substantially the balance remaining after Ms. Siebert's federal, state and city income taxes on her entire salary and Subchapter S taxable income for the period from January 1, 1996 through the date of the Merger with JMI) on that date as subordinated debt. See "Unaudited Pro Forma Condensed Consolidated Balance Sheet."

                                   SELECTED FINANCIAL DATA

         The selected consolidated financial data set forth below for the three years ended December 31, 1995 has been derived from the Company's audited financial statements. Such information should be read in conjunction with, and is qualified in its entirety by, the financial statements and notes thereto appearing elsewhere in this Prospectus. The selected financial data set forth below for the nine months ended September 30, 1996 and 1995 has been derived from the Company's unaudited financial statements which in the opinion of management reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of interim data.



                                                                                 Year Ended December 31,
                                                      --------------------------------------------------------------------------
                                                          1995            1994           1993             1992           1991
                                                      -----------     -----------     -----------     -----------     ----------
Income statement data:
  Revenues:
     Commissions ................................     $15,645,334     $12,128,797     $14,349,051     $ 9,874,853     $6,143,399
     Trading profits ............................       2,608,078       3,215,288       3,133,722       1,378,293      1,636,848
     Interest and dividends .....................       1,389,612         462,618         261,198         234,770        194,429
     Investment banking .........................       1,396,967       1,536,030       2,462,309       2,435,734        873,703
                                                      -----------     -----------     -----------     -----------     ----------
          Total revenues ........................      21,039,991      17,342,733      20,206,280      13,923,650      8,848,379
                                                      -----------     -----------     -----------     -----------     ----------

  Expenses:
     Salaries, commissions and employee
        benefits (1) ............................       8,586,116       6,132,899       8,999,567       4,844,544      3,023,262
     Clearing fees, including floor brokerage ...       4,249,050       3,967,558       4,473,740       3,017,085      2,201,056
     Advertising and promotion ..................       2,485,426       2,299,030       2,171,858       1,838,707        874,172
     Communications .............................       1,119,189       1,001,957         896,986         590,034        476,523
     Interest ...................................         568,326         602,759         323,876         290,185        237,297
     Rent and occupancy .........................         326,089         323,123         323,235         200,976        156,492
     Other general and administrative ...........       2,461,122       2,458,237       1,932,143       1,930,238      1,384,882
                                                      -----------     -----------     -----------     -----------     ----------
          Total expenses ........................      19,795,318      16,785,563      19,121,405      12,711,769      8,353,684
                                                      -----------     -----------     -----------     -----------     ----------

Net income - historical .........................       1,244,673         557,170       1,084,875       1,211,881        494,695

Pro forma provision for income taxes (2) ........         548,000         245,000         477,000         533,000        218,000
                                                      -----------     -----------     -----------     -----------     ----------

PRO FORMA NET INCOME ............................     $   696,673     $   312,170     $   607,875     $   678,881     $  276,695
                                                      ===========     ===========     ===========     ===========     ==========
Pro forma earnings per share ....................     $       .13     $       .06     $       .12     $       .13     $      .05
                                                                      ===========     ===========     ===========     ==========
Weighted average common shares
  deemed outstanding ............................       5,235,897       5,235,897       5,235,897       5,235,897      5,235,897
                                                      ===========     ===========     ===========     ===========     ==========

Balance Sheet data (at period-end):
  Total assets ..................................     $16,291,195     $ 9,372,230     $12,161,104     $ 4,784,663     $3,078,678
  Total liabilities excluding
   subordinated debt ............................       9,154,065       3,479,773       6,825,817       1,530,795      1,036,691
  Subordinated debt to shareholder ..............       2,000,000       2,000,000       2,000,000       1,000,000      1,000,000
  Stockholder's equity ..........................       5,137,130       3,892,457       3,335,287       2,253,868      1,041,987





                                                         Nine Months Ended
                                                           September 30,
                                                      ---------------------------
                                                          1996            1995
                                                      -----------     -----------
                                                             (Unaudited)
Income statement data:
  Revenues:
     Commissions ................................     $15,049,674     $11,355,866
     Trading profits ............................         645,345       2,020,579
     Interest and dividends .....................         498,060         716,077
     Investment banking .........................       1,880,730       1,012,365
                                                      -----------     -----------
          Total revenues ........................      18,073,809      15,104,887
                                                      -----------     -----------

  Expenses:
     Salaries, commissions and employee
        benefits (1) ............................       4,759,256       3,766,584
     Clearing fees, including floor brokerage ...       3,431,071       3,338,289
     Advertising and promotion ..................       2,700,392       1,616,849
     Communications .............................         968,164         806,913
     Interest ...................................         212,368         424,426
     Rent and occupancy .........................         271,436         260,394
     Other general and administrative ...........       1,478,063       1,368,247
                                                      -----------     -----------
          Total expenses ........................      13,820,750      11,581,702
                                                      -----------     -----------

Net income - historical .........................       4,253,059       3,253,185

Pro forma provision for income taxes (2) ........       1,871,000       1,550,000
                                                      -----------     -----------

PRO FORMA NET INCOME ............................     $ 2,382,059     $ 1,973,185
                                                      ===========     ===========
Pro forma earnings per share ....................     $       .45     $       .38
                                                      ===========     ===========
Weighted average common shares
  deemed outstanding ............................       5,235,897       5,235,897
                                                      ===========     ===========

Balance Sheet data (at period-end):
  Total assets ..................................     $16,644,011
  Total liabilities excluding
   subordinated debt ............................       4,753,822
  Subordinated debt to shareholder ..............       2,500,000
  Stockholder's equity ..........................       9,390,189

-------------------

(1) Salaries, commissions and employee benefits includes $2,975,000, $1,215,000, $3,958,000, $1,450,000 and $650,000 for 1995 through 1991 of S
     Corporation compensation of Muriel Siebert in excess of the amounts that would have been paid had her new base salary arrangement of $150,000 been in effect.

(2) The pro forma provision for income taxes represents income taxes which would have been provided had Siebert operated as a C Corporation.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     This discussion should be read in conjunction with "Selected Financial Data" and the Company's financial statements and notes thereto contained elsewhere in this Prospectus.

BUSINESS ENVIRONMENT

     Market conditions during the first nine months of 1996 reflected a continuation of the 1995 bull market characterized by record volume and record high market levels. Declines in market volumes or increases in interest rates could limit Siebert's growth or even lead to a decline in Siebert's customer base which would adversely affect its results of operations.

     Also during 1996, competition has continued to intensify both among all classes of brokerage firms and within the discount brokerage business as well as from new firms not previously in the discount business announcing plans to become significantly involved. Other firms, traditionally discount execution firms primarily, have announced their intention to broaden their offerings to include advice and investment management. Since 1994, some firms have offered low flat rate execution fees that are difficult for any conventional discount firm to meet. Many of the flat fee brokers, however, impose charges for services such as mailing, transfers and handling exchanges which Siebert does not and also direct their execution to captive market makers. Increased competition, broader service offerings or the prevalence of a flat fee environment could also limit Siebert's growth or even lead to a decline in Siebert's customer base which would adversely affect its results of operations.

CURRENT DEVELOPMENTS

     For the nine months ended September 30, 1996, commission and fee income and investment banking revenues continued to experience strong and record growth. Equity trading activities, however, continued to lag the growth in the balance of the firm. Siebert's equity trading activities are dependent on one trader, the loss of whose services could adversely affect its results of operations.

     Although year to date commission revenue through September 30 is 33% ahead of the same period last year, commission revenue growth slowed significantly in the third quarter of 1996 compared to the prior year. Commissions for the third quarter of 1996 were $1.6 million or 28% less than the second quarter of 1996 and 6% less than the third quarter of 1995. While this result reflects, in part, very strong quarters to which the third quarter of 1996 is being compared, it also suggests that the sales commission growth on a year to date basis may not be representative of results for the full year.

     New products and services introduced include Siebert OnLine in the first quarter of 1996 and PerformanceFax(TM) and Siebert Real-Time List Execution System in the second quarter of 1996.

     Siebert has opened retail discount brokerage offices in Morristown, New Jersey and Palm Beach and Surfside (Bal Harbour), Florida and is relocating its office in Los Angeles.

     In October 1996, Siebert formed the Siebert Brandford Shank Division of Siebert to add to the former activities of Siebert's tax exempt underwriting department the activities of 26 municipal investment banking professionals who were previously employed by the 13th largest tax exempt underwriting firm in the country. As soon as all licenses and consents are obtained, the Siebert Brandford Shank Division will be separately incorporated and Napoleon Brandford and Suzanne F. Shank will be entitled to 51% of the net profits while Siebert will be entitled to the balance. The group is expected to make Siebert a more significant factor in the tax exempt underwriting area. This is expected to enhance Siebert's government and institutional relationships as well as the breadth of product that can be made available to retail clients. In addition to Siebert's existing offices in New York and Los Angeles, the new Division has opened offices in San Francisco and Seattle and is paying rent on an interim basis while negotiating to open or assume the leases for additional offices in Houston, Dallas, Chicago and Detroit.

     As a result of the new office expenses and the additional compensation expenses, Siebert's overhead expense has increased significantly. There can be no assurance that Siebert will generate sufficient additional revenue to cover such expense which could have a material adverse effect upon the Company.

     During the second quarter of 1996, the firm reached an agreement with its clearing firm whereby the clearing firm would guarantee the availability of up to 14 trading positions and related telephone and computer equipment for the use of Siebert personnel in the event Siebert's main trading facility was unavailable for any reason. Furthermore, the 14 trading positions would be supported by the clearing agent's internal licensed representatives.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1995

     Total revenues for the first nine months of 1996 were approximately $18.1 million, an increase of approximately $3.0 million or 20% over the first nine months of 1995. Revenues increased in all categories except equity trading profits and interest and dividends.

     Commissions and fees increased by approximately $3.7 million or 33% to approximately $15.0 million due to the continued bull market and increased spending for advertising and promotion to attract additional clients. In addition, under a new clearing agreement which was phased in during the second quarter of 1995, Siebert receives commission income on client investments in certain mutual and money market funds.

     Equity trading profits decreased $1.4 million or 68% to $645,000 due to a lack of liquidity and substantially reduced volatility in markets in which the firm trades, particularly in the second quarter, thus limiting trading and arbitrage opportunities compared to the prior period.

     Interest and dividends decreased $218,000 or 30% to $498,000 due to decreases in long trading positions and in trading strategies which generated greater dividend income in 1995 over the corresponding period in 1996.

     Investment banking income increased $868,000 or 86% to $1.9 million due to increased participation in both equity and tax exempt underwritings over the prior year period. This resulted from the Capital Markets division allocating additional resources to the development of both types of business.

     Total costs and expenses for the first nine months of 1996 were $13.8 million, an increase of $2.2 million or 19% over the first nine months of 1995. Costs increased in all categories except interest.

     Compensation and benefit costs increased $993,000 or 26% to $4.8 million due to provisions for bonus payments and to increases in staffing to cover the trading and service needs of the retail commission business. Increased management, staff and incentive bonus payments and accruals were up approximately $375,000 reflecting volume, improved performance and firm profitability. The balance of the increase relates primarily to an increase in average head count of 67 for the nine months ended September 30, 1995 to an average head count of 95 for the nine months ended September 30, 1996. This increase is primarily related to the increase in retail commission business.

     Clearing and brokerage fees increased $93,000 or 2.8% to $3.4 million. Such costs increased substantially less than commission volume due to the effect of a new clearing cost structure that became effective in the second quarter of 1995.

     Advertising and promotion expense increased $1.0 million or 67% to $2.7 million due to increased branch and service promotion (for example, the opening of a Naples office and the introduction of "Siebert OnLine") and increased advertising and promotion to differentiate Siebert from other firms in an increasingly competitive environment.

     Communications expense increased $161,000 or 20% to $968,000 as the client base and volume increased and more services were offered directly on-line.

     Interest expense decreased $212,000 or 50% to $212,000 primarily due to decreased use of equity trading strategies that involve large short positions. Dividend charges against short positions are included as part of interest expense.

     Rent and occupancy costs increased $11,000 or 4.2% to $271,000 principally due to opening a new branch in Naples, Florida in December 1995.

     Other general and administrative expenses increased $110,000 or 8% to $1.5 million due to increased recruiting costs and postage and printing expense to meet the needs of an expanding customer base, increased legal expenses in resolving satisfactorily various regulatory issues, increased personnel registration expenses due to the increased number of personnel registered in multiple states and increased travel expenses in seeking additional tax exempt underwriting and financial advisory business. The balance of the increase was due generally to increases in a wide variety of expenses with the increase in both volume and personnel.

     Siebert's pro forma provision for income taxes increased $321,000, or 21%, to $1.9 million and pro forma net income increased $409,000, or 21%, to $2.4 million. Both are based on proportional increases in pre-tax income.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     Total revenues for 1995 were $21.0 million an increase of $3.7 million or 21% over 1994. Commission and fee income and interest and dividend revenues increased and trading and investment banking revenues declined.

     Commission and fee income increased $3.5 million or 29% to $15.6 million due to the continued bull market and increased spending for advertising to attract additional clients.

     Trading profits declined $607,000 or 19% to $2.6 million due to a lack of liquidity and substantially reduced volatility in the firm's markets during the second half of the year thus limiting the trading and arbitrage opportunities present in the first half of the year and in the prior period.

     Interest and dividends increased $927,000 or 200% to $1.4 million due to increases in long trading positions and in trading strategies which generated greater dividend income.

     Investment banking decreased $139,000 or 9.1% to $1.4 million due to reduced underwriting volume generally in municipal markets and a shift from negotiated underwriting transactions to competitively bid transactions which are relatively less profitable for participants.

     Total costs and expenses for 1995 were $19.8 million, an increase of $3.0 million or 18% over 1994. All categories of costs increased except interest expense.

     Compensation and benefit costs increased $2.5 million or 40% to $8.6 million due to an increase in Subchapter-S compensation to Ms. Siebert of $1.76 million, an increase in contractual incentive bonus compensation of $355,000 and an increase in the bonus provision for other staff and executives of $365,000.

     Clearing and brokerage fees increased $282,000 or 7.1% to $4.2 million. Such costs increased substantially less than commission volume due to the effect of a new clearing cost structure that became effective in the second quarter of 1995.

     Advertising and promotion expense increased $186,000 or 8.1% to $2.5 million primarily in increased advertising to differentiate Siebert from other firms in an increasingly competitive environment.

     Communications expense increased $117,000 or 12% to $1.1 million due to increased market volume, increased use of "800" number service resulting from national television advertising and increased use of Siebert's market phone service for orders as well as customer inquiries. Also as a result of increased volume, the cost of quote services increased $58,000 or 14%.

     Interest expense declined $34,000 or 5.7% to $568,000 primarily due to the decreased use of equity trading strategies that involve large short positions. Dividend charges against short positions are included as part of interest expense.

     Rent and occupancy costs increased $3,000 or 0.9% to $326,000 primarily from cost escalation provisions in existing leases.

     Siebert's pro forma provision for income taxes increased $303,000 or 124% to $548,000 and pro forma net income for 1995 was $697,000, an increase of $385,000 or 123% over 1994, both proportional to a similar increase in pre-tax income.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

     Total revenues for 1994 were $17.3 million, a decrease of $2.9 million or 14% compared to 1993. Commissions and fees and investment banking revenues declined. Trading and interest income increased, but to a much lesser extent.

     Commissions and fees were $12.1 million, a decrease of $2.2 million or 16% compared to 1993. Principal factors were a general decline in overall stock market volume and activity and increased competition in the discount brokerage industry, particularly from a class of new flat fee discount brokers.

     Trading profits increased $82,000 or 2.6% to $3.2 million due to the continued success of firm trading strategies suited to relatively liquid and volatile markets.

     Interest and dividends increased $201,000 or 77% to $463,000, due to increases in long trading positions and in trading strategies which generated greater dividend income in 1994 compared to 1993.

     Investment banking decreased $926,000 or 38% to $1.5 million, due primarily to a reduction of approximately $500,000 in taxable fixed income syndicate income which had been significant in 1993. This was due to market conditions, the termination of certain Resolution Trust Company and FannieMae underwriting programs and the loss of a key employee. The municipal bond area principally accounted for the remaining decline due to a softening in the municipal bond market.

     Total costs and expenses for 1994 were $16.8 million, a decrease of $2.3 million or 12% compared to 1993. Compensation and benefits and clearing costs accounted principally for the decrease, with some offsetting increases in other categories.

     Compensation and benefits decreased $2.9 million or 32% to $6.1 million. Ms. Siebert's Subchapter-S Corp. compensation declined $2.7 million in 1994 compared to 1993 and a reduction in staff and in the executive bonus provision accounted for the balance, in each case due to reduced firm profitability.

     Clearing and brokerage fees decreased $506,000 or 11% to $4.0 million due to a decrease in the retail commission business. The decrease was less than the percentage decrease in commissions because the 1994 mix of commissions had a shift toward listed securities in 1994 which incur floor brokerage costs not applicable to OTC trades.

     Advertising and promotion expense increased $127,000 or 5.9% to $2.3 million. The increased expenditures represented a campaign to minimize the effects of reduced market volume by capturing increased market share. Due to reduced municipal market activity, contributions, included as promotional expense, decreased approximately $560,000. Expenditures for other advertising and promotional costs increased approximately $685,000 over the prior year.

     Communications expense increased $105,000 or 12% to $1.0 million. Although commission volume declined, the firm's emphasis on customer service resulted in more service-oriented representatives providing a wider range of services, specifically including substantially more quote services.

     Interest expense increased $279,000 or 86% to $602,000 due to the trading strategies involving large short positions which incur dividend charges. Dividend charges against short positions are included as part of interest expense.

     Rent and occupancy costs remained the same at $323,000.

     Other general and administrative expenses increased $526,000 or 27% to $2.5 million, principally due to legal defense fees and expenses with two actions involving former employees; both cases were settled.

     Siebert's pro forma provision for income taxes decreased $232,000 or 49% to $245,000 and pro forma net income decreased $296,000 or 49% to $312,000, both proportional to a similar decrease in pre-tax income.

YEAR ENDED DECEMBER 31, 1993 COMPARED TO YEAR ENDED DECEMBER 31, 1992

     Total revenues for 1993 were $20.2 million, an increase of $6.3 million or 45% over 1992. All categories of revenue increased, although commissions and fees and trading were the principal contributors to the increase.

     Commissions and fees increased $4.5 million or 45% to $14.3 million, due primarily to an aggressive price-based advertising campaign coupled with a broad increase in market level and activity.

     Trading profits increased $1.8 million or 127% to $3.1 million, due to successful trading strategies and significantly higher volume and volatility in the markets in which the firm was active.

     Interest and dividends increased $26,000 or 11% to $261,000 resulting from larger long positions in firm trading activities.

     Investment banking increased $27,000 or 1.1% to $2.46 million.

     Total costs and expenses for 1993 were $19.1 million, an increase of $6.4 million or 50% over 1992.

     Compensation and benefits increased $4.2 million or 86% to $9.0 million. Ms. Siebert's Subchapter-S Corp. compensation increased $2.5 million on improved firm profitability. The staff and executive bonus provision increased $625,000. The balance, approximately $1.1 million, is principally due to the increase in retail and investment banking head count.

     Clearing and brokerage fees increased $1.5 million or 48% to $4.5 million due primarily to the increase in commission income.

     Advertising and promotion expense increased $333,000 or 18% to $2.2 million primarily due to increased business with participants in certain of Siebert's advertising and promotional activities.

     Communications expense increased $307,000 or 52% to $897,000 due principally to the increase in commission business coupled with a shift to increased use of incoming "800" lines which are promoted in national advertising.

     Interest expense increased $34,000 or 12% to $324,000 due to the use of trading strategies involving larger carrying charges caused by larger trading positions.

     Rent and occupancy costs increased $122,000 or 60% to $323,000 primarily due to moving to new and larger facilities at 885 Third Avenue in New York City in May 1993.

     Other general and administrative expenses increased $2,000 or 0.1% to $1.932 million.

     Siebert's pro forma provision for income taxes decreased $56,000 or 11% to $477,000 and pro forma net income decreased $71,000 or 11% to $608,000, both proportional to a similar decrease in pre-tax income.

LIQUIDITY AND CAPITAL RESOURCES

     Siebert's assets are highly liquid, consisting generally of cash, money market funds and securities freely salable in the open market. Siebert's total assets at September 30, 1996 were $16.6 million, of which $2.5 million took the form of a secured demand note. $16.2 million or 97.5% of total assets were highly liquid.

     Siebert is subject to the net capital requirements of the Commission, the NYSE and other regulatory authorities. At September 30, 1996, Siebert's net capital was $10.3 million, $10.0 million in excess of its minimum capital requirement of $250,000.

RISK MANAGEMENT

     The principal credit risk to which Siebert is exposed on a regular basis is to customers who fail to pay for their purchases or who fail to maintain the minimum required collateral for amounts borrowed against securities positions.

     Siebert has established policies with respect to maximum purchase commitments for new customers or customers with inadequate collateral to support a requested purchase. Managers have some flexibility in allowing certain transactions. When transactions occur outside normal guidelines, such accounts are monitored closely until their payment obligation is completed; if the customer does not meet the commitment, steps are taken to close out the purchase and minimize any losses.

     Siebert has a risk unit specifically responsible for monitoring all customer positions for the maintenance of required collateral. The unit also monitors accounts that may be concentrated unduly in one or more securities whereby a significant decline in the value of a particular concentrated security could reduce the value of the account's collateral below the account's loan obligation.

     Siebert has not had significant credit losses in the last five years.

                                    BUSINESS

GENERAL

        The Company is a holding company which conducts all of its business activities through its wholly-owned subsidiary, Siebert, in the retail discount brokerage and investment banking business. Muriel Siebert, the first woman member of the New York Stock Exchange, is the President and owns 97.5% of the stock of the Company.

        Siebert provides discount brokerage services and related services to more than 80,000 investor accounts. Siebert's focus in its discount brokerage business is to serve retail clients who seek a wide selection of quality investment services at commissions that are substantially lower than those of full-commission firms and competitive with the leading national discounters. Through the Capital Markets division, the firm offers institutional clients equity execution services on an agency basis and equity, fixed income and municipal underwriting and investment banking services. The firm is a participant in the secondary markets for Municipal and U.S. Treasury securities. The Capital Markets division trades listed bond funds and certain other securities for its own account. The proprietary trading business is strictly segregated from that of the agency business executed on behalf of institutional clients.

        The firm is unique among discount brokerage firms in that through its Capital Markets division it offers a wide array of underwriting and investment banking services including acting as sole manager, co-manager and otherwise participating in the management underwriting teams of, or acting as financial advisors for, municipal, corporate debt and equity, government agency and mortgage/asset backed securities issues.

        The Company believes that it is the largest Woman-Owned Business Enterprise ("WBE") in the capital markets business in the country through Siebert and the largest Minority and Women's Business Enterprise ("MWBE") in the tax exempt underwriting area in the country through its Siebert Brandford Shank Division.

        The Company is the successor by merger to J. Michaels, Inc., a corporation incorporated on April 9, 1934 in the State of New York. Siebert was incorporated on June 13, 1969 under the laws of the State of Delaware. The principal executive offices of the Company and Siebert are located at 885 Third Avenue, 17th Floor, New York, New York 10022.

THE RETAIL DISCOUNT BROKERAGE BUSINESS

        DISCOUNT BROKERAGE AND RELATED SERVICES. The Commission eliminated fixed commission rates on securities transactions on May 1, 1975, a date that would later come to be known as "May Day", spawning the discount brokerage industry; that very day, on the opening bell, Siebert executed its first discounted commission trade. The firm has been a member of The New York Stock Exchange, Inc. (the "NYSE") longer than any other discount broker.

        Siebert provides discount brokerage and related services to more than 80,000 investor accounts. Siebert's focus in its discount brokerage business is to serve retail clients who seek a wide selection of quality investment services at commissions that are substantially lower than those of full-commission firms and competitive with the national discounters.

        Siebert clears securities transactions on a fully-disclosed basis through National Financial Services Corp. ("NFSC"), a wholly owned subsidiary of Fidelity Investments, as its clearing agent for all transactions. NFSC, with over $4 billion in assets, adds state-of-the-art technology as well as back-office experience to the operations of Siebert supplementing Siebert's in-house systems.

        Siebert serves investors who make their own investment decisions. Siebert seeks to assist its customers in their investment decisions by offering a number of value added services, including quick and easy access to account information. The firm provides its customers with information via toll-free 800 service direct to its representatives between 7:30 a.m. and 7:30 p.m. Eastern Time. Through its MarketPhone(TM) Voice Response service and its Siebert OnLine software, 24 hour access is available to customers. Siebert's exclusive PerformanceFax(TM) P&L analysis service provides by facsimile profit and loss account information before the market opens each morning.

        INDEPENDENT RETAIL EXECUTION SERVICES. Siebert is independent of the Over-the-Counter ("OTC") and "Third" market makers and consequently offers what is believed to be the best possible trade executions for customers. Siebert does not make markets in securities, nor does it position against customer orders. Many of the firm's listed orders are routed to the primary exchange for execution. This allows the customer the opportunity for price improvement when trading directly on the NYSE. Through a new program called NYSE Prime*, Siebert has the ability to document to customers all price improvements received on orders executed on the NYSE when orders are filled at better than the National Best Bid/Offer.

     The firm's OTC orders are executed through a network of unaffiliated Nasdaq market makers with no single market maker executing all trades. This allows Siebert to fill its customer orders by choosing the market maker it deems best in each particular stock quickly and efficiently in all market conditions. Additionally, the firm offers customers execution services through the SelectNet(*) and Instinet(*) systems. These systems are not generally offered by other discounters. Siebert believes that its OTC executions afford its customers the best possible opportunity for consistent price improvement. Siebert does not execute OTC trades through affiliated market makers.

--------
* NYSE Prime is a service mark of the New York Stock Exchange, Inc.; SelectNet is a trademark of Nasdaq; Instinet is a trademark of Reuters.

     Siebert executes trades of fixed income securities through its Capital Markets division. Representatives of Siebert's Capital Markets division assists clients in buying, selling or shopping for competitive yields of fixed income securities, including municipal bonds, corporate bonds, U.S. Treasuries, mortgage-backed securities, Government Sponsored Enterprises, Unit Investment Trusts ("UITs") or Certificates of Deposit ("CDs"). See "Business--Capital Markets Division."

     RETAIL CUSTOMER SERVICE. Siebert provides retail customers at no additional charge with personal service via toll-free access to dedicated customer support personnel for all of its products and services. The customer service department is located in its home office in New York City. The department is staffed and supervised by securities professionals qualified to address all of the clients' needs. Each representative is equipped with powerful workstations running multiple software programs simultaneously for quick response to customer inquiries. The workstations display real-time quotes, market information, up-to-date equity and margin balances, positions and account history.

     PRODUCTS AND SERVICES. Siebert offers retail customers a variety of products and services designed to assist them with their investment needs and allow them the convenience of maintaining a single brokerage account for simplicity and security. The firm backs up its order execution service with a no-hassle service guarantee that states, "If you are dissatisfied with a trade for any reason, that trade is commission free."

     Siebert's products and services include the Siebert Asset Management account featuring no-fee, no minimum check writing; a dividend reinvestment program that allows for the automatic reinvestment of cash dividends as well as capital gains distribution; retirement accounts that are free of fees if the account maintains assets of at least $10,000; $100 million in account protection per account consisting of $500,000 in standard insurance and $99.5 million in additional protection, at no charge; free safekeeping services; and the Siebert Syndicate Hotline, Siebert's exclusive municipal bond syndicate notification program.

     ELECTRONIC SERVICES. Siebert provides customers with electronic delivery of services through a variety of means, as discussed below. Siebert believes, however, that the electronic delivery services, while cost efficient, do not offer a customer the ultimate in flexibility. Siebert believes a combination of electronic services and personalized telephonic service maintains customer loyalty and best serves the needs of most customers. To that end, all of the services of the firm are supported by trained licensed securities professionals.

     Siebert OnLine - the firm's popular PC software, runs on Windows 3.1(*) and Windows95(*) through a secure private connection. It features easy installation and intuitive operations but its design lends itself to the active trader as well. With the click of a mouse, investors can check their account status, get real-time quotes and place orders to trade securities 24 hours a day.

--------
* Windows 3.1 and Windows95 are trademarks of the Microsoft Corporation.

        Siebert MarketPhone(R) - allows customers to trade at their convenience through touch-tone phones and to check balances and executions and receive real-time quotes, free. The service also permits automatic transfer to a live broker or the use of the fax-on-demand feature to select an investment report to be delivered to a fax machine within 90 seconds through the firm's Research by Fax(R) service.

        PerformanceFax(TM) - allows customers to receive a comprehensive profit and loss analysis of their portfolios faxed each morning before the market opens. Alternatively, the customer can select from weekly and monthly schedules for receipt of PerformanceFax(TM) reports.

        Siebert FundExchange(R) - The FundExchange(R) Mutual Fund service provides customers with access to approximately 4,500 mutual funds, including 1,000 no-load funds, about 340 of which have no-transaction fees.

        Siebert is currently developing and will offer during the next year new products and services including the following:

    - A On-line statement imaging system - Electronic imaging of customer statements will be displayed directly on the screen of Siebert representatives for fast accurate reconciliation of customer accounts.

    - A Upgrade of Siebert OnLine software, Version 3.0 - The upgrade includes links to news, charting, market digest statistics, option chain look-up, historical transaction storage and other significant improvements.

    - PerformanceFax(TM) enhancements - New reports will become available to customers.

    - A No annual fee VISA(R)(*) credit card - Will allow customers to make purchases with a Siebert VISA credit card.

    - A Internet Access - Siebert's new home page will feature trade execution and confirmation, account information, real-time quotes, market news and charts as well as upcoming Siebert events and other news items.

    - A Enhanced MarketPhone(R) telephone brokerage service - Features will include quotes on mutual funds and Canadian securities; the ability to purchase mutual funds; a new upgraded menu system; and additional access ports.

    - A Siebert Fax on Demand service - Customers will be able to call toll free from any touch tone telephone and select from a list of reports that will be faxed 24 hours a day.

--------
*      VISA is a registered trademark of VISA International.

    - News and trade execution alert service via PC, beeper and fax - Customers will be able to keep abreast of the market whether at home or traveling using the firm's alert service.

    - VIP Premiere Statement - The statements will offer a more sophisticated view of the brokerage account information including a new account valuation section, an asset allocation pie chart, a new improved activity section, and a more detailed income summary section.

    - A Charitable Common Fund account that will allow customers to contribute appreciated securities and designate the beneficiaries of income and principal without incurring capital gains taxes on the appreciation.

        RETAIL NEW ACCOUNTS. Siebert maintains a separate New Accounts department to familiarize each customer with Siebert's array of services, policies and procedures. The department assists in the development of new business received through the firm's print and broadcast advertising as well as its referral programs. Additionally, requests to upgrade services such as option and margin approval are handled by this department.

        The Retail New Accounts department assesses the credit worthiness of customers and monitors control procedures for each new customer. These procedures include the use of a combination of nationally recognized fraud prevention services and internal controls developed and maintained by Siebert. Management feels that these procedures minimize Siebert's exposure to customers' fraudulent activities.

        The New Accounts department staff also assist customers in document management and compliance with regulatory requirements.

        RETIREMENT ACCOUNTS. Siebert offers customers a variety of self-directed retirement accounts for which it acts as agent on all transactions. Custodial services are provided through NFSC, the firm's clearing agent, which also serves as Trustee for such accounts. IRA, SEPP IRA and KEOGH accounts can be invested, and 401(k) plans will in the near future be able to be invested, in a wide array of mutual funds, stocks, bonds and other investments all through one consolidated account. Cash balances in these accounts are swept daily to the money market fund chosen by the customer. Retirement accounts in excess of $10,000 in assets are free of maintenance fees. Retirement accounts also enjoy free dividend reinvestment in more than 6,000 publicly traded securities allowing customers to automatically reinvest cash dividends and capital gains distributions for additional shares of the same security.

        CUSTOMER FINANCING. Customers' securities transactions are effected on either a cash or margin basis. Generally, a customer buying securities in a cash-only brokerage account is required to make payment by the settlement date, currently three business days after the trade is executed. However, for purchases of certain types of securities, such as options, a customer must have a cash or a money market fund balance in his or her account sufficient to pay for the trade prior to its execution. When selling securities, a customer is required to deliver the securities, and is entitled to receive the proceeds, on the settlement date. In an account authorized for margin trading, Siebert arranges for the clearing agent to lend its customer a portion of the market value of certain securities up to the limit imposed by the Federal Reserve Board, which for most equity securities is initially 50%. Such loans are collateralized by the securities in the customer's account. Short sales of securities represent sales of borrowed securities and create an obligation to purchase the securities at a later date. Customers may sell securities short in a margin account subject to minimum equity and applicable margin requirements and the availability of such securities to be borrowed.

        In permitting a customer to engage in transactions, Siebert assumes the risk of its customer's failure to meet his or her obligations and in the event of adverse changes in the market value of the securities positions in his or her account. Both Siebert and its clearing agent reserve the right to set margin requirements higher than those established by the Federal Reserve Board.

        Pursuant to its clearing agreement, Siebert participates in its clearing agent's income from financing Siebert customers' transactions. See also "Management's Discussion and Analysis of Results of Operations and Financial Condition."

        OFFICES. Siebert currently maintains seven retail discount brokerage offices. See "Business--Properties." Customers can visit the offices to obtain market information, place orders, open accounts, deliver and receive checks and securities, and obtain related customer services in person. Nevertheless, most of Siebert's activities are conducted by telephone and mail.

        The New York office remains open Monday through Friday from 7:30 a.m. to 7:30 p.m., Eastern Time, daily, while branch offices remain open from 9 a.m. to 5 p.m., Eastern Time, daily to service customers in person and by telephone.

        INFORMATION SYSTEMS. Siebert's operations rely heavily on its information processing and communications systems. Siebert's system for processing a securities transaction is automated. Registered representatives equipped with online computer terminals can access customer account information, obtain securities prices and related information and enter and confirm orders online.

        To support its customer service delivery systems, as well as other applications such as clearing functions, account administration, record keeping and direct customer access to investment information, Siebert maintains a computer network in New York. Through its clearing agent, Siebert's computers are also linked to the major registered United States securities exchanges, the National Securities Clearing Corporation and The Depository Trust Company. Failure of Siebert's information processing or communication systems for a significant period of time could limit its ability to process its large volume of transactions accurately and rapidly. This could cause Siebert to be unable to satisfy its obligations to customers and other securities firms, and could result in regulatory violations. External events, such as an earthquake or power failure, loss of external information feeds, such as security price information, as well as internal malfunctions, such as those that could occur during the implementation of system modifications, could render part of all or such systems inoperative.

        To enhance the reliability of the system and integrity of data, Siebert maintains carefully monitored backup and recovery functions. These include logging of all critical files intra-day, duplication and storage of all critical data outside of its central computer site each evening, and maintenance of facilities for backup and communications located in facilities provided by NFSC, its clearing agent, at the World Financial Center.

CAPITAL MARKETS DIVISION

        In 1991, Siebert formalized its commitment to its institutional customer base by creating the Siebert Capital Markets division (the "Capital Markets Division"). This group has served as a co-manager, selling group member or underwriter on a full spectrum of new issue offerings by municipalities, corporations and federal agencies. The Division has been involved in issues from New York to California. In addition, the Division's distribution system is extensive. The firm has an active retail account base in excess of 80,000 accounts, and an institutional account base which numbers approximately 600 accounts.

        The Company believes that it is the largest WBE in the capital markets business in the country through Siebert and the largest MWBE in the tax exempt underwriting area in the country through its Siebert Brandford Shank Division.

        The two principal areas of the Capital Market Division are Investment Banking and Institutional Equity Execution Services.

        INVESTMENT BANKING. Siebert offers investment banking services to corporate and municipal clients through its Capital Markets Division which participates in public offerings of equity and debt securities with institutional and individual investors.

        Siebert has participated as an underwriter for taxable and tax-exempt debt raising capital for many types of issuers including states, counties, cities, transportation authorities, sewer and water authorities and housing and education agencies. Since it began underwriting in 1989, the firm has co-managed over $61.6 billion in municipal debt. Investment Banking revenues from the underwriting of taxable and tax-exempt debt and fees from financial advisor and remarketing activities are set forth in the table "Selected Financial Data."

        In October 1996, Siebert formed the Siebert Brandford Shank Division of Siebert to add to the former activities of Siebert's tax exempt underwriting department the activities of 26 municipal investment banking professionals who were previously employed by the 13th largest tax exempt underwriting firm in the country. The group is expected to make Siebert a more significant factor in the tax exempt underwriting area. This is expected to enhance Siebert's government and institutional relationships as well as the breadth of product that can be made available to retail clients.

        Siebert has participated as an underwriter in several of the largest common stock offerings that have come to market, including Conrail, Allstate, PacTel Corporation, Estee Lauder and Lucent Technologies. To date, the firm has participated as an underwriter in over 105 offerings including corporate debt issuance totaling over $3.6 billion.

        The principal sources of revenue of the Capital Markets Division are underwriting profits and management fees derived from underwriting. Certain risks are involved in the underwriting of securities. Underwriting syndicates agree to purchase securities at a discount from the initial public offering price. If the securities must be sold below the syndicate cost, an underwriter is exposed to losses on the securities that it has committed to purchase. In the last several years, investment banking firms have increasingly underwritten corporate and municipal offerings with fewer syndicate participants or, in some cases, without an underwriting syndicate. In such cases, the underwriter assumes a larger part or all of the risk of an underwriting transaction. Under Federal securities laws, other laws and court decisions, an underwriter is exposed to substantial potential liability for material misstatements or omissions of fact in the prospectus used to describe the securities being offered. While municipal securities are exempt from the registration requirements of the Securities Act, underwriters of municipal securities nevertheless are exposed to substantial potential liability in connection with material misstatements or omissions of fact in the offering documents prepared in connection with offerings of such securities.

        INSTITUTIONAL EQUITY EXECUTION SERVICES. The firm emphasizes personalized service, professional order handling and client satisfaction to approximately 400 institutional accounts. It utilizes up to 15 independent floor brokers that use an extensive network linked via direct "ring down" circuits. Each broker is strategically located on a major exchange, which allows Siebert to execute orders in all market environments. Utilizing its clearing arrangement, Siebert expects to provide foreign execution and clearing services to institutional customers by the end of 1996. Although the firm from time to time positions stocks, options or futures, it does not execute customer orders against such positions because Siebert believes its client's interest in a transaction should always be placed above any other interest. The firm's institutional client list includes some of the largest pension funds, investment managers and banks across the country. The firm trades an average of 668,000 shares daily for institutional investors and for its own account.

        INSTITUTIONAL BASKET TRADING TECHNOLOGY. The Capital Markets Division has recently completed the design and commenced operation of the exclusive Siebert Real-Time List Execution System ("SRLX"). SRLX is designed exclusively for institutional customers who employ the use of basket trading strategies in their portfolio management.

        SRLX enables the Capital Markets Division to simultaneously manage an array of baskets for multiple clients while providing real-time analysis. SRLX can be integrated into an existing local area network. It is built with the latest 32 bit technology to take advantage of today's Pentium-based PC's running Microsoft Windows95(*) or Windows NT(*). Data integrity is assured through a private digital T1 line with built-in network redundancy.

        SRLX is built for institutional customers with features designed to add significant value to their trading capabilities. SRLX features include: Written almost entirely in VB native code by in-house staff for reliability and speed; sophisticated graphical interface allowing exceptional control and monitoring; real-time order entry, reporting and messaging from the inter-market trading network; real-time basket analysis including average pricing and liquidity; multiple basket management from a single window; account allocation and end-of-day report uploading; customized client reports; active intervention for large blocks or inactive stocks; and built-in automatic fail-safe and recovery system.

ADVERTISING, MARKETING AND PROMOTION

        Siebert develops and maintains its retail customer base through printed advertising in financial publications, broadcast commercials over national and local cable TV channels as well as promotional efforts and public appearances by Ms. Siebert. Additionally, a significant portion of the firm's new business is developed directly from referrals by satisfied customers.

        The Capital Markets Division maintains a practice of announcing in advance that it will contribute a portion of the net commission revenues it derives from sales of negotiated new issue equity, municipal and government bonds to charitable organizations. Once the Siebert Brandford Shank division is profitable, Siebert will likely follow a similar practice. Siebert is certified as a WBE with numerous states, agencies and authorities. Siebert is the only "WBE" which offers both retail and institutional product distribution capabilities. It is also the largest "WBE" with significant minority participation. Although it has been a member of the New York Stock Exchange since 1967, new business opportunities have become available to it based upon its status as a "WBE." See "Business--Regulation."

        Many of the firm's competitors expend substantial funds in advertising and direct solicitation of prospects and customers to increase their share of the market.

COMPETITION

        Siebert encounters significant competition from full-commission and discount brokerage firms, as well as from financial institutions, mutual fund sponsors and other organizations many of which are significantly larger and better capitalized than Siebert. The general financial success of the securities industry over the past several years has strengthened existing

--------

* Pentium is a trademark of the Intel Corporation; Microsoft Windows95 and Windows(NT) are a trademarks of the Microsoft Corporation.

competitors. Siebert believes that such success will continue to attract additional competitors such as banks, insurance companies, providers of online financial and information services, and others as they expand their product lines. Many of these competitors are larger, more diversified, have greater capital resources, and offer a wider range of services and financial products than Siebert. Siebert competes with a wide variety of vendors of financial services for the same customers. Siebert believes that the main competitive advantages are quality of execution and service, responsiveness, price of services and products offered, and the breadth of product line.

        Among Siebert's principal retail competitors are Charles Schwab, Quick and Reilly, Fidelity Investments, Waterhouse Securities, Jack White & Co. and Kennedy Cabot. Siebert charges commissions lower than some other discount brokers including Charles Schwab, Quick & Reilly and Fidelity Investments. In investment banking, Siebert's principal competitors for business include both national and regional firms, some of whom have resources substantially greater than Siebert's.

REGULATION

        The securities industry in the United States is subject to extensive regulation under both Federal and state laws. The Commission is the Federal agency charged with administration of the Federal securities laws. Siebert is registered as a broker-dealer with the Commission, the NYSE and the National Association of Securities Dealers ("NASD"). Much of the regulation of broker-dealers has been delegated to self-regulatory organizations, principally the NASD and the national securities exchanges such as the NYSE which is Siebert's primary regulator with respect to financial and operational compliance. These self-regulatory organizations adopt rules (subject to approval by the Commission) governing the industry and conduct periodic examinations of broker-dealers. Securities firms are also subject to regulation by state securities authorities in the states in which they do business. Siebert was registered as a broker-dealer in 48 states, the District of Columbia and Puerto Rico as of September 30, 1996.

        The principal purpose of regulations and discipline of broker-dealers is the protection of customers and the securities markets, rather than protection of creditors and stockholders of broker-dealers. The regulations to which broker-dealers are subject cover all aspects of the securities business, including training of personnel, sales methods, trading practices among broker-dealers, uses and safekeeping of customers' funds and securities, capital structure of securities firms, record keeping, fee arrangements, disclosure to clients, and the conduct of directors, officers and employees. Additional legislation, changes in rules promulgated by the Commission and by self-regulatory organizations or changes in the interpretation or enforcement of existing laws and rules may directly affect the method of operation and profitability of broker-dealers and investment advisers. The Commission, self-regulatory organizations and state securities authorities may conduct administrative proceedings which can result in censure, fine, cease and desist orders, or suspension or expulsion of a broker-dealer or an investment adviser, its officers, or employees. Neither the Company nor Siebert has been the subject of such administrative proceedings.

        As a registered broker-dealer and NASD member organization, Siebert is required by Federal law to belong to the Securities Investor Protection Corporation ("SIPC"), which provides, in the event of the liquidation of a broker-dealer, protection for securities held in customer accounts held by the firm of up to $500,000 per customer, subject to a limitation of $100,000 on claims for cash balances. SIPC is funded through assessments on registered broker-dealers. In addition, Siebert, through its clearing agent, has purchased from private insurers additional account protection of up to $99.5 million per customer, as defined, for customer securities positions only. Stocks, bonds, mutual funds and money market funds are considered securities and are protected on a share basis for the purposes of SIPC protection and the additional protection (i.e., protected securities may either be replaced or converted into an equivalent market value as of the date a SIPC trustee is appointed). Neither SIPC protection nor the additional protection applies to fluctuations in the market value of securities.

        Siebert is also authorized by the Municipal Securities Rulemaking Board to effect transactions in municipal securities on behalf of its customers and has obtained certain additional registrations with the Commission and state regulatory agencies necessary to permit it to engage in certain other activities incidental to its brokerage business.

        Margin lending arranged by Siebert is subject to the margin rules of the Board of Governors of the Federal Reserve System and the NYSE. Under such rules, broker-dealers are limited in the amount they may lend in connection with certain purchases and short sales of securities and are also required to impose certain maintenance requirements on the amount of securities and cash held in margin accounts. In addition, those rules and rules of the Chicago Board Options Exchange govern the amount of margin customers must provide and maintain in writing uncovered options.

        In the recent election, voters in the State of California approved Proposition 209, a proposed statewide constitutional amendment by initiative, and the Governor issued an executive order requiring state officials to immediately implement the initiative. Proposition 209 bans preferential treatment for women and minorities in state programs. Under Proposition 209, state agencies have been ordered to end all quotas or set asides. A number of lawsuits were filed challenging the constitutionality of the proposition under the Fourteenth Amendment and the equal protection clause and a court in San Francisco has issued an injunction blocking the implementation of the proposition. It is unclear at this point whether the proposition will be implemented or what the impact of the proposition will be on the new business opportunities that may have become available to Siebert in California based upon its status as a "WBE." See "Business-Advertising, Marketing and Promotion."

NET CAPITAL REQUIREMENTS; NET CAPITAL

        As a registered broker-dealer, Siebert is subject to the Uniform Net Capital Rule (Rule 15c3-1) promulgated by the Commission (the "Net Capital Rule"), which has also been adopted through incorporation by reference in NYSE Rule 325. Siebert is a member firm of the NYSE and the NASD. The Net Capital Rule specifies minimum net capital requirements for all registered broker-dealers and is designed to measure financial integrity and liquidity. Failure to maintain the required net capital may subject a firm to suspension or expulsion by the NYSE and the NASD, certain punitive actions by the Commission and other regulatory bodies and, ultimately, may require a firm's liquidation.

        "Net capital" is defined as net worth (assets minus liabilities), plus qualifying subordinated borrowings, less certain deductions that result from excluding assets that are not readily convertible into cash and from conservatively valuing certain other assets. These deductions include charges (haircuts) that discount the value of firm security positions to reflect the possibility of adverse changes in market value prior to disposition.

        The Net Capital Rule requires notice of equity capital withdrawals to be provided to the Commission prior to and subsequent to withdrawals exceeding certain sizes. Such rule prohibits withdrawals that would reduce a broker-dealer's net capital to an amount less than 25% of its deductions required by the Net Capital Rule as to its security positions. The Net Capital Rule also allows the Commission, under limited circumstances, to restrict a broker-dealer from withdrawing equity capital for up to 20 business days.

        The firm falls within the provisions of Regulation 240.15c3-1(a)(1)(ii) promulgated by the Commission. Siebert has elected to use the alternative method, permitted by the rule, which requires that Siebert maintain minimum net capital, as defined, equal to the greater of $250,000 or 2 percent of aggregate debit balances arising from customer transactions, as defined. (The net capital rule of the NYSE also provides that equity capital may not be withdrawn or cash dividends paid if resulting net capital would be less than 5 percent of aggregate debits.) At December 31, 1995 and 1994 and at September 30, 1996, Siebert had net capital of $4.6 million, $4.5 million and $10.3 million, respectively, and net capital requirements of $250,000 under Regulation 240.15c3-1(a)(1)(ii). Siebert is not subject to Commission Rule 15c3-3 and claims exemption from the reserve requirement under Section 15c3-3(k)(2)(ii). The firm maintains net capital in excess of the Commission Rule 17a-11 requirement.

EMPLOYEES

        As of September 30, 1996, Siebert had approximately 83 employees, four of whom were corporate officers. In October 1996, 26 investment banking professionals joined the Siebert Brandford Shank Division of Siebert. None of the employees are represented by a union, and Siebert believes that its relations with its employees are good.

PROPERTIES

        Siebert operates its business out of the following nine offices:



                                            Approximate       Expiration
                                           Office Area in      Date of
                                              Square            Current              Renewal
             Location                          Feet              Lease                Terms
             --------                          ----              -----                -----

885 Third Ave.                                7,828 SF          7/15/97           5 year option
Suite 1720
New York, NY  10022

2020 Avenue of the Stars                        846 SF            n/a             Month-to-month
Concourse Level
Suite C216
Los Angeles, CA  90067

220 Sansome Street                            3,250 SF          2/28/00                None
15th Floor
San Francisco, CA  94104
(Investment Banking only)

4400 North Federal Highway                    1,038 SF          2/28/02                None
Suite 106D
Boca Raton, FL  33431

400 Fifth Avenue South                        1,008 SF          4/22/99                None
Suite 100
Naples, FL  33940

230-238 Royal Palm Way                          629 SF          10/31/97          1 year option
Suite 408-410
Palm Beach, FL  33480

9569 Harding Avenue                           1,150 SF          9/30/98                None
Surfside, FL  33154


66 South Street                               1,341 SF          8/31/06                None
Morristown, NJ  07960


                                            Approximate       Expiration
                                           Office Area in      Date of
                                              Square            Current              Renewal
             Location                          Feet              Lease                Terms
             --------                          ----              -----                -----

2 Union Square                                  325 SF          4/30/97             2 one year
601 Union Street                                                                     options
Seattle, WA  98101
(Investment Banking only)


        In addition to Siebert's existing offices in New York, Los Angeles, San Francisco and Seattle, the Siebert Brandford Shank Division of Siebert is paying rent on an interim basis while negotiating to open or assume the leases for additional offices in Houston, Dallas, Chicago and Detroit.

        The Company believes that its properties are in good condition and are suitable and adequate for the Company's business operations.

LEGAL PROCEEDINGS

        Siebert is involved in various routine lawsuits of a nature which is deemed customary and incidental to its business. In the opinion of management, the ultimate disposition of such actions will not have a material adverse effect on its financial position or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

        The directors and executive officers of the Company are:


Name                         Age            Position
----                         ---            --------
Muriel F. Siebert            64             Chair, President and Director

Nicholas P. Dermigny         38             Executive Vice President, Chief Operating Officer
                                            and Director

T. K. Flatley                56             Executive Vice President and Chief Financial and
                                            Administrative Officer

Daniel Iesu                  37             Secretary and Controller

Jane H. Macon                50             Director

Monte E. Wetzler             60             Director


        Certain information furnished to the Company by each director and executive officer is set forth below.

        Muriel F. Siebert has been Chair, President and a director of Siebert since 1967 and the Company since November 8, 1996. The first woman member of the New York Stock Exchange on December 28, 1967, Ms. Siebert served as Superintendent of Banks of the State of New York from 1977 to 1982. She is a director of the New York State Business Council, the National Women's Business Council, the International Women's Forum and the Boy Scouts of Greater New York.

        Nicholas P. Dermigny has been Executive Vice President and Chief Operating Officer of Siebert since joining the firm in 1989. Prior to 1993, he was responsible for the retail discount division. Mr. Dermigny became an officer and director of the Company on November 8, 1996.

        T. K. Flatley has been Executive Vice President and Chief Financial and Administrative Officer of Siebert since April 1996 and of the Company since November 8, 1996. From May 1993 until April 1996, he was engaged independently as a consultant in the investment banking and brokerage business except for the period from November 1993 to November 1994 when he was Chief Financial and Administrative Officer of Ryan, Beck & Co., Inc., an investment banking and brokerage firm in New Jersey. From 1990 until 1993, he was President and Chief

Executive Officer of Motivated Security Services, a security services firm based in New Jersey. Mr. Flatley is a Certified Public Accountant.

        Daniel Iesu has been Secretary of Siebert since October 1996 and of the Company since November 8, 1996. He has been Controller of Siebert since 1989.

        Jane H. Macon is a partner with the law firm of Fulbright & Jaworski L.L.P., San Antonio, Texas. Ms. Macon has been associated with the firm since 1983. Ms. Macon became a director of the Company on November 8, 1996.

        Monte E. Wetzler is a partner with the New York law firm of Brown Raysman Millstein Felder & Steiner, LLP and chairman of its corporate department. From 1988 until October 31, 1996, Mr. Wetzler was a partner with the New York law firm of Whitman Breed Abbott & Morgan, chairman of its corporate department and a member of its executive committee. Mr. Wetzler became a director of the Company on November 8, 1996.

        The Board of Directors has standing Audit and Compensation Committees consisting of Ms. Macon and Mr. Wetzler with Ms. Siebert serving as a non-voting member.

        Directors are elected by the shareholders at each annual meeting or, in the case of a vacancy, appointed by the directors then in office, to serve until the next annual meeting or until their successors are elected and qualified. Pursuant to the Company's bylaws, its officers are chosen annually by the Board of Directors and hold office until their respective successors are chosen and qualified.

EXECUTIVE COMPENSATION OF THE COMPANY

        The following table sets forth certain information with respect to compensation awarded to, earned by or paid to (a) the Company's Chief Executive Officer and (b) each of the four most highly compensated executive officers of the Company as of the 1995 year end (other than the Chief Executive Officer) whose total annual salary and bonus exceeded $100,000, in each case for the preceding three fiscal years (collectively, the "Named Executives"). In 1995, there were only two such persons.


                           SUMMARY COMPENSATION TABLE

Name and Principal Position     Year     Salary ($)       Bonus($)
---------------------------     ----     ----------       --------
Muriel F. Siebert               1995     $  108,000     $3,017,000
Chair and President             1994        108,000      1,257,000
                                1993        108,000      4,000,000

Nicholas P. Dermigny            1995        125,000        175,000
Executive Vice President        1994         73,000        121,900
and Chief Operating Officer     1993         73,000        156,000

                             PRINCIPAL SHAREHOLDERS

        The following table sets forth certain information with respect to beneficial ownership of the Common Stock as of December __, 1996. This information includes beneficial ownership by each person (or group of affiliated persons) who is known to the Company to own beneficially more than 5% of the Common Stock, by each of the Company's directors and executive officers and by all directors and executive officers as a group. The persons named in the table have sole voting and investment power with respect to all shares of Common stock shown as beneficially owned by them.



Name                                Shares    Percentage(1)
----                                ------    -------------

Muriel F. Siebert                    5,105,000     97.5%(2)
885 Third Avenue, Suite 1720
New York, New York 10022

Nicholas P. Dermigny                         0        *
T. K. Flatley                                0        *
Daniel Iesu                                  0        *
Jane H. Macon                                0        *
Monte E. Wetzler                             0        *
Directors and executive officers     5,105,000     97.5%
  as a group (6 persons)

----------------

*  Less than 1%

(1) Percentages computed on the basis of 5,235,897 shares of Common Stock outstanding as of December __, 1996 in accordance with Rule 13d-3 promulgated under the Exchange Act.

(2) Includes 50,000 shares of Common Stock owned by the Muriel F. Siebert Foundation, Inc. as to which shares Ms. Siebert has voting and investment power.

                          DESCRIPTION OF CAPITAL STOCK

        The following general summary of the material terms of the capital stock of the Company does not purport to be complete and is subject to, and qualified in its entirety by reference to, the pertinent portions of the Company's Certificate of Incorporation.

GENERAL

        The authorized capital stock of the Company consists of 49,000,000 shares of common stock, par value $.01 per share (the "Common Stock"). As of December __, there were 5,235,897 shares of the Common Stock outstanding. Of this number, 5,105,000 shares of Common Stock, or 97.5%, were owned by Muriel F. Siebert.

COMMON STOCK

        General. There are no redemption or sinking fund provisions applicable to the shares of Common Stock and such shares are not entitled to any preemptive rights.

        Voting. Each holder of Common Stock is entitled to one vote for each share registered in the holder's name on the books of the Company. Since none of the shares of Common Stock have cumulative voting rights, the holders of more than 50% of the shares can elect all the directors of the Company if they so chose and, in that event, the holders of the remaining shares will not be able to elect any directors.

        Dividends. The holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors of the Company from the assets of the Company which are legally available therefor.

        Liquidation. Upon the liquidation, dissolution or winding-up of the Company, holders of Common Stock are entitled to receive, pro rate, after the prior rights of creditors have been satisfied, all the remaining assets of the Company available for distribution.

        Transfer Agent and Registrar. American Stock Transfer & Trust Company is the transfer agent and registrar for the Common Stock.

                              PLAN OF DISTRIBUTION


        The Company is offering to holders of record of its Common Stock outstanding as of the Record Date that number of shares of Common Stock which will permit such shareholder to round up to the nearest 100 shares any holdings of an odd amount for $_____ per share (the "Purchase Price"). The offer will be evidenced by nontransferable Purchase Certificates. An aggregate of up to approximately 25,000 shares of Common Stock will be sold pursuant to this offering if all of the Company's shareholders take advantage of the offer.

        No fractional shares or cash in lieu thereof will be issued or paid. No Purchase Certificate may be divided in such a way as to permit the holder to receive a greater number of shares than the number to which such Purchase Certificate entitles its holder, except that a depositary, bank, trust company and securities broker or dealer holding shares of Common Stock on the Record Date for more than one beneficial owner may by delivering a written request by 5:00 p.m., New York City time, on ___day, February __, 1997 and, upon proper showing to [American Stock Transfer & Trust Company] (the "Purchase Agent"), exchange its Purchase Certificate to obtain a Purchase Certificate for the number of shares to which all such beneficial owners in the aggregate would have been entitled had each been a Holder on the Record Date.

EXPIRATION DATE

        This offer will expire at 5:00 P.m., New York City time, on the Expiration Date. After the Expiration Date, the offer will be null and void. The Company will not be obligated to honor any purported purchase of shares received by the Purchase Agent after the Expiration Date, regardless of when the documents relating to such exercise were sent.

PURCHASE OF SHARES

        The offered shares may be purchased by delivering to [American Stock Transfer & Trust Company,] as the Purchase Agent, on or prior to 5:00 p.m., New York City time, on the Expiration Date, the properly completed and executed Purchase Certificate evidencing such offer, together with payment in full of the Purchase Price. Such payment in full must be by (a) check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to [American Stock Transfer & Trust Company,] as Purchase Agent, or (b) wire transfer of funds to the account maintained by the Purchase Agent for such purpose at the Chase Manhattan Bank, Account No. __________; ABA No. ___________. The Purchase Price will be deemed to have been received by the Purchase Agent only upon (i) clearance of any uncertified check, (ii) receipt by the Purchase Agent of any certified check or bank draft drawn upon a U.S. bank or any postal, telegraphic or express money order or (iii) receipt of good funds in the Purchase Agent's account designated above. If paying by uncertified personal check, please note that the funds paid thereby may take at least five business days to clear. Accordingly, holders who wish to pay the Purchase Price by means of uncertified person check are urged to make payment sufficiently in advance of the Expiration Date to ensure that such payment is received and clears by such date and are urged to consider payment by means of certified or cashier's check, money order or wire transfer of funds. Certificates representing shares of Common Stock purchased pursuant to this offer will be delivered to Holders as soon as practicable after the receipt of payment in full of the Purchase Price as set forth above.

        The address to which Purchase Certificates and payment of the Purchase Price should be delivered is:

        [addresses]

        Holders who hold shares of Common Stock for the account of others, such as brokers, trustees or depositaries for securities, should notify the respective beneficial owners of such shares as soon as possible to ascertain such beneficial owners' intentions and to obtain instructions with respect to this offering. If the beneficial owner so instructs, the record holder of such shares should complete Purchase Certificates and submit them to the Purchase Agent with the proper payment. In addition, beneficial owners of Common Stock held through such a holder should contact the holder and request the holder to effect transactions in accordance with the beneficial owner's instructions.

        The instructions accompanying the Purchase Certificates should be read carefully and followed in detail. DO NOT SEND PURCHASE CERTIFICATES TO THE COMPANY.

        THE METHOD OF DELIVERY OF PURCHASE CERTIFICATES AND PAYMENT OF THE PURCHASE PRICE TO THE PURCHASE AGENT WILL BE AT THE ELECTION AND RIGHT OF THE HOLDERS, BUT IF SENT BY MAIL IT IS RECOMMENDED THAT SUCH CERTIFICATES AND PAYMENTS BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND THAT A SUFFICIENT NUMBER OF DAYS BE ALLOWED TO ENSURE DELIVERY TO THE PURCHASE AGENT AND CLEARANCE OF PAYMENT PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, YOU ARE STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

        All questions concerning the timeliness, validity, form and eligibility of any purchase of shares pursuant to this offer will be determined by the Company, whose determination will be final and binding. The Company in its sole discretion may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported purchase of any shares. Acceptances will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines in its sole discretion. Neither the Company nor the Purchase Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Purchase Certificates or incur any liability for failure to give such notification.

        [Any questions or requests for assistance concerning the method of purchasing shares or requests for additional copies of the Prospectus or the instructions should be directed to the [Information Agent, _________] at its address set forth under "________" (telephone (___) ___- ____).]

NO REVOCATION OR TRANSFER

        ONCE A HOLDER HAS ELECTED TO ACCEPT THIS OFFER, SUCH ACCEPTANCE MAY NOT BE REVOKED. This offer is not transferable.

TRADING

        The outstanding shares of Common Stock are traded in the Nasdaq SmallCap Market. The Company has applied for listing the shares offered hereby in the Nasdaq SmallCap Market.

FOREIGN AND CERTAIN OTHER SHAREHOLDERS

        Purchase Certificates will not be mailed to Holders whose addresses are outside the United States but will be held by the Purchase Agent for their account. To purchase the shares offered, such Holders must notify the Purchase Agent on or prior to the Expiration Date.

DESCRIPTION OF COMMON STOCK

        For a description of the Common Stock, see "Description of Capital
Stock."

PURCHASE AGENT

        The Company has appointed [American Stock Transfer & Trust Company] as Purchase Agent for the offering. The Purchase Agent's address, which is the address to which the Purchase Certificates and payment of the Purchase Price should be delivered, is:

        [addresses]

The Company will pay the fees and expenses of the Subscription Agent, and has also agreed to indemnify the Purchase Agent from any liability which it may incur in connection with this offering. The Company has been informed by the Purchase Agent that it is a bank within the meaning of Section 3(a)(6) of the Exchange Act.

                                  LEGAL MATTERS

        The validity of the shares of Common Stock offered hereby is being passed upon for the Company by Brown Raysman Millstein Felder & Steiner, LLP, New York, New York.

                                     EXPERTS

        The statements of financial condition of Muriel Siebert & Co., Inc. as of December 31, 1995 and December 31, 1994, and the related statements of income, retained earnings and cash flows for each of the years in the three-year period ended December 31, 1995 included in this Prospectus and elsewhere in the Registration Statement have been audited by Richard A. Eisner & Company, LLP, independent auditors, as indicated in their report with respect thereto, and are included herein in reliance upon such report given upon authority of said firm as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                          Page



    Muriel Siebert & Co., Inc.

    Report of Independent Auditors.........................................................  F-1

    Statements of Financial Condition at
      December 31, 1995 and 1994 and September 30, 1996 (unaudited)........................  F-2

    Statements of Income for each of the years in the three-year period ended
      December 31, 1995 and for the nine months ended September 30, 1996 and
      1995 (unaudited).....................................................................  F-3

    Statements of Retained Earnings for each of the years in the three-year period ended December 31, 1995 and the nine months ended September 30,
      1996 (unaudited).....................................................................  F-4

    Statements of Cash Flows for each of the years in the three-year period ended December 31, 1995 and the nine months ended September 30, 1996 and 1995 (unaudited).................................................................  F-5

    Notes to Financial Statements..........................................................  F-6

Siebert Financial Corp.

    Unaudited Pro Forma Condensed
      Consolidated Balance Sheet
      as of September 30, 1996............................................................   F-11

    Unaudited Pro Forma Condensed
      Consolidated Statement of
      Operations for the nine
      months ended September 30, 1996.....................................................   F-12

    Unaudited Pro Forma Condensed
      Consolidated Statement of
      Operations for the year ended
      December 31, 1995...................................................................   F-13

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors
Muriel Siebert & Co., Inc.


        We have audited the accompanying statements of financial condition of Muriel Siebert & Co., Inc. as of December 31, 1995 and December 31, 1994, and the related statements of income, retained earnings and cash flows for each of the years in the three-year period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Muriel Siebert & Co., Inc. as of December 31, 1995 and December 31, 1994, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.


Richard A. Eisner & Company, LLP


New York, New York
February 9, 1996

April 24, 1996 as to
Note G

                           MURIEL SIEBERT & CO., INC.

                        STATEMENTS OF FINANCIAL CONDITION


                                                             December 31,
                                                   -----------------------------      September 30,
                      A S S E T S                      1995              1994             1996
                      -----------                  ------------      -----------      ------------
                                                                                       (Unaudited)
Cash and cash equivalents ....................     $    164,071      $   367,372      $  2,860,519
Securities owned, at market value ............       13,746,931        5,740,354         7,919,926
Receivable from brokers and dealers ..........                         2,914,819         3,435,367
Secured demand note receivable from
   shareholder ...............................        2,000,000                          2,000,000
Property and equipment, net ..................          238,864          210,453           229,809
Prepaids and other ...........................          141,329          139,232           198,390
                                                   ------------      -----------      ------------

          T O T A L ..........................     $ 16,291,195      $ 9,372,230      $ 16,644,011
                                                   ============      ===========      ============


          LIABILITIES AND SHAREHOLDER'S EQUITY
          ------------------------------------

Payable to brokers and dealers ...............     $  5,236,346
Accounts payable and accrued liabilities .....        3,339,229      $ 1,906,289      $  3,369,116
Securities sold, not yet purchased, at
   market value ..............................          578,490        1,573,484         1,384,706
                                                   ------------      -----------      ------------


          T o t a l ..........................        9,154,065        3,479,773         4,753,822
                                                   ------------      -----------      ------------


Commitment and contingencies


Liability to shareholder subordinated to
   claims of general creditors ...............        2,000,000        2,000,000         2,500,000
                                                   ------------      -----------      ------------



Shareholder's equity:
   Common stock, voting, $1 par value;
     authorized 1,000 shares; issued 743 .....              743              743               743
   Additional paid-in capital ................           59,133           59,133            59,133
   Retained earnings .........................        5,101,777        3,857,104         9,354,836
   Less 94 shares of treasury stock, at
     cost ....................................          (24,523)         (24,523)          (24,523)
                                                   ------------      -----------      ------------

          Total shareholder's equity .........        5,137,130        3,892,457         9,390,189
                                                   ------------      -----------      ------------

          Total subordinated liability and
            shareholder's equity .............        7,137,130        5,892,457        11,890,189
                                                   ------------      -----------      ------------

          T O T A L ..........................     $ 16,291,195      $ 9,372,230      $ 16,644,011
                                                   ============      ===========      ============



                       The accompanying notes to financial
                     statements are an integral part hereof.

                           MURIEL SIEBERT & CO., INC.

                              STATEMENTS OF INCOME


                                                                                                   Nine Months Ended
                                                         Year Ended December 31,                      September 30,
                                               -------------------------------------------     ---------------------------
                                                  1995            1994            1993            1996             1995
                                               -----------     -----------     -----------     -----------     -----------
                                                                                                     (Unaudited)
Revenues:
   Commissions ...........................     $15,645,334     $12,128,797     $14,349,051     $15,049,674     $11,355,866

   Trading profits .......................       2,608,078       3,215,288       3,133,722         645,345       2,020,579

   Interest and dividends ................       1,389,612         462,618         261,198         498,060         716,077

   Investment banking ....................       1,396,967       1,536,030       2,462,309       1,880,730       1,012,365
                                               -----------     -----------     -----------     -----------     -----------

          Total revenues .................      21,039,991      17,342,733      20,206,280      18,073,809      15,104,887
                                               -----------     -----------     -----------     -----------     -----------


Expenses:
   Salaries, commissions and employee
     benefits ............................       8,586,116       6,132,899       8,999,567       4,759,256       3,766,584

   Clearing fees, including
     floor brokerage .....................       4,249,050       3,967,558       4,473,740       3,431,071       3,338,289


   Advertising and promotion .............       2,485,426       2,299,030       2,171,858       2,700,392       1,616,849

   Communications ........................       1,119,189       1,001,957         896,986         968,164         806,913

   Interest ..............................         568,326         602,759         323,876         212,368         424,426

   Rent and occupancy ....................         326,089         323,123         323,235         271,436         260,394

   Other general and administrative ......       2,461,122       2,458,237       1,932,143       1,478,063       1,368,247
                                               -----------     -----------     -----------     -----------     -----------

          Total expenses .................      19,795,318      16,785,563      19,121,405      13,820,750      11,581,702
                                               -----------     -----------     -----------     -----------     -----------

NET INCOME - HISTORICAL ..................       1,244,673         557,170       1,084,875       4,253,059       3,523,185

Pro forma provision for income taxes .....         548,000         245,000         477,000       1,871,000       1,550,000
                                               -----------     -----------     -----------     -----------     -----------

PRO FORMA NET INCOME .....................     $   696,673     $   312,172     $   607,875     $ 2,382,059     $ 1,973,185
                                               ===========     ===========     ===========     ===========     ===========
Pro forma earning per common share .......     $       .13     $       .06     $       .12     $       .45     $       .38
                                               ===========     ===========     ===========     ===========     ===========
Weighted average common shares
  outstanding.............................       5,235,897       5,235,897       5,235,897       5,235,897       5,235,897
                                               ===========     ===========     ===========     ===========     ===========








                       The accompanying notes to financial
                     statements are an integral part hereof.

                           MURIEL SIEBERT & CO., INC.

                         STATEMENTS OF RETAINED EARNINGS

Balance - January 1, 1993 .....................................     $ 2,218,516


Net income ....................................................       1,084,875


Distribution ..................................................          (3,457)
                                                                    -----------


Balance - December 31, 1993 ...................................       3,299,934


Net income ....................................................         557,170
                                                                    -----------


Balance - December 31, 1994 ...................................       3,857,104


Net income ....................................................       1,244,673
                                                                    -----------


Balance - December 31, 1995 ...................................       5,101,777


Net income - nine months ended September 30, 1996 (unaudited) .       4,253,059
                                                                    -----------



BALANCE - SEPTEMBER 30, 1996 (UNAUDITED) ......................     $ 9,354,836
                                                                    ===========





               The accompanying notes to financial statements are
                            an integral part hereof.

                                          MURIEL SIEBERT & CO., INC.
                                           STATEMENTS OF CASH FLOWS


                                                                                                       Nine Months Ended
                                                          Year Ended December 31,                         September 30,
                                               ---------------------------------------------      ----------------------------
                                                  1995             1994             1993              1996            1995
                                               -----------      -----------      -----------      -----------      -----------
                                                                                                           (Unaudited)
Cash flows from operating activities:
   Net income ............................     $ 1,244,673      $   557,170      $ 1,084,875      $ 4,253,059      $ 3,523,185
   Adjustments to reconcile net income to
     net cash provided by (used in)
     operating activities:
       Depreciation and amortization .....          67,360           55,668           21,267           59,775           49,648
       Changes in operating assets and
         liabilities:
           Decrease (increase) in
               prepaids and other ........          (2,097)         137,781         (202,522)         (57,061)         (94,737)
           Net decrease (increase) in
           securities owned, at market
               value .....................      (8,006,577)         382,928       (6,099,871)       5,827,005       (8,077,415)
           (Decrease) increase in
             receivable from/payable
             to brokers and dealers ......       8,151,165        2,309,964         (863,913)      (8,671,713)       4,951,257
           (Decrease) increase in
             accounts payable and accrued
             liabilities .................       1,432,940          (70,391)         450,635           29,887        1,123,213
           Net increase (decrease) in
             securities sold, not yet
             purchased, at market value ..        (994,994)      (3,275,653)       4,844,387          806,216         (108,890)
                                               -----------      -----------      -----------      -----------      -----------
               Net cash provided by
                 (used in) operating
                 activities...............       1,892,470           97,467         (765,142)       2,247,168        1,366,261
                                               -----------      -----------      -----------      -----------      -----------

Cash flows from investing activities:
   Purchase of property and equipment ....         (95,771)         (48,587)        (238,801)         (50,720)         (77,491)
                                               -----------      -----------      -----------      -----------      -----------

Cash flows from financing activities:
   Subordinated loan borrowings from
      shareholder ........................                          225,000        1,000,000          500,000
   Repayment of subordinated loan to
      shareholder ........................      (2,000,000)

   Distribution to shareholder ...........                                            (3,457)
                                               -----------      -----------      -----------      -----------
               Net cash (used in)
                 provided by
                 financing activities.....      (2,000,000)         225,000          996,543          500,000
                                               -----------      -----------      -----------      -----------
NET INCREASE (DECREASE) IN CASH
   AND CASH EQUIVALENTS ..................        (203,301)         273,880           (7,400)       2,696,448        1,288,770

Cash and cash equivalents - beginning of
  period .................................         367,372           93,492          100,892          164,071          367,372
                                               -----------      -----------      -----------      -----------      -----------

CASH AND CASH EQUIVALENTS - END OF
  PERIOD .................................     $   164,071      $   367,372      $    93,492      $ 2,860,519      $ 1,656,142
                                               ===========      ===========      ===========      ===========      ===========

Supplemental disclosures of cash flow
  information:
     Cash paid during the period for:
     Interest ............................     $   568,326      $   602,759      $   323,876      $   212,368      $   424,426
     Franchise taxes .....................         126,342           83,680          253,845           33,938          100,320


Supplemental information on noncash financing activities:
  During 1995, the shareholder issued a secured demand note to Muriel Siebert &
    Co., Inc. and Muriel Siebert & Co., Inc. issued a subordinated note to the shareholder, both in the amount of $2,000,000.
  During 1994, a loan to the shareholder was offset by subordinated liabilities.


                       The accompanying notes to financial
                     statements are an integral part hereof.

                           MURIEL SIEBERT & CO., INC.

                                    NOTES TO FINANCIAL STATEMENTS
                        (Unaudited with respect to September 30, 1996 and the
                           nine months ended September 30, 1995 and 1996)

(NOTE A) - Organization and Summary of Significant Accounting
           Policies:

        (1)  Organization:

               Muriel Siebert & Co., Inc. ("Siebert") engages in the business of providing discount brokerage services for customers, investment banking and trading securities for its own account.

        (2)  Security transactions:

               Prior to 1996, security transactions, commissions, revenues and expenses were recorded on a settlement date basis, generally the third day following the transaction for securities and the next day for options. Revenues and related expenses on a trade date basis were not materially different. Effective January 1, 1996, security transactions, commissions, revenues and expenses are recorded on a trade date basis.

               Siebert clears all its security transactions through an unaffiliated clearing firm on a fully disclosed basis. Accordingly, Siebert does not hold funds or securities for or owe funds or securities to its customers. Those functions are performed by the clearing firm. Based on its balance sheet, the clearing firm had regulatory net capital as defined in Commission Rule 15c3-1 in excess of $250 million.

        (3)  Income taxes:

               The historical financial statements do not include a provision for federal taxes, since Siebert elected to be treated as an S Corporation under
Section 1362 of the Internal Revenue Code. Accumulated S Corporation earnings of approximately $9,354,000 at September 30, 1996 may be distributed to the shareholder without further tax consequences, subject to regulatory approval.

               A pro forma provision for income taxes has been presented which represents income taxes which would have been provided had Siebert operated as a C Corporation.

        (4)  Property and equipment:

               Property and equipment is stated at cost and depreciation is calculated using the straight-line method over the lives of the assets, generally five years. Leasehold improvements are amortized over the period of the lease.

        (5)  Cash equivalents:

               For purposes of reporting cash flows, cash equivalents include money market funds.

        (6)  Advertising costs:

               Advertising costs are expensed as incurred.

        (7)  Use of estimates:

               The financial statements have been prepared by management in conformity with generally accepted accounting principles which require the use of estimates.

        (8)  Reclassifications:

               Certain reclassifications have been made to the 1993 and 1994 financial statements to conform to the 1995 presentation.

                           MURIEL SIEBERT & CO., INC.

                          NOTES TO FINANCIAL STATEMENTS
              (Unaudited with respect to September 30, 1996 and the
                 nine months ended September 30, 1995 and 1996)



(NOTE A) - Organization and Summary of Significant Accounting
           Policies:  (continued)

        (9)  Interim financial statements:

               The accompanying financial statements as at September 30, 1996 and for the nine months ended September 30, 1996 and September 30, 1995 are unaudited but, in the opinion of management of Siebert, reflect all adjustments (consisting only of normal and recurring adjustments) necessary for a fair presentation. Those adjustments do not include an allocation of the year end S Corporation earnings as additional compensation to its shareholder in accordance with its tax minimization strategy. The results of operations for the nine-month period are not necessarily indicative of the results that may be expected for the full year ending December 31, 1996.

        (10) Pro forma earnings per common share:

               The Company has reflected in its calculation of earnings per share the 5,235,897 shares of common stock of the Surviving Company, including 5,105,000 shares issued in exchange for all the outstanding common stock of MSCMG (See Note G - Merger Agreement), as if such shares were deemed outstanding at the beginning of the respective periods presented.

(NOTE B) - Commitment and Contingencies:

        Siebert rents office space in New York, Boca Raton, Florida and Naples, Florida under long-term operating leases which expire on May 5, 1998, January 31, 1997 and April 22, 1999, respectively. These leases call for base rent plus escalations for taxes and operating expenses.

        Future minimum rental payments for base rent plus operating expenses under these operating leases are as follows:


               Year                              Amount
               ----                             --------
               1996 ....................        $290,000
               1997 ....................         273,000
               1998 ....................         106,000
               1999 ....................           8,000
                                                --------
                                                $677,000
                                                ========


        Siebert also leases office space in Los Angeles on a month-to-month basis for approximately $1,600 per month.

        Rent expense, including share of operating costs and escalations, amounted to $289,000, $309,264 and $301,509 for the years ended December 31, 1995, 1994 and 1993, respectively. Payments due under the New York lease are being expensed over the entire lease term on a straight-line basis. Amounts expensed but not paid at December 31, 1995 was $18,000; amounts paid but not expensed at December 31, 1994 was $19,601.

        Siebert is party to certain claims, suits and complaints arising in the ordinary course of business. In the opinion of management, all such claims, suits and complaints are without merit, or involve amounts which would not have a significant effect on the financial position of Siebert.

        Siebert sponsors a defined contribution retirement plan under Section 401(k) of the Internal Revenue Code that covers substantially all employees. Participant contributions to the plan are voluntary and are subject to certain limitations. Siebert may also make discretionary contributions to the plan. No contributions were made by Siebert in 1995, 1994 and 1993 and for the nine-month periods ended September 30, 1996 and 1995.

                           MURIEL SIEBERT & CO., INC.

                          NOTES TO FINANCIAL STATEMENTS
              (Unaudited with respect to September 30, 1996 and the
                 nine months ended September 30, 1995 and 1996)






(NOTE A) - Organization and Summary of Significant Accounting
           Policies:  (continued)

                           MURIEL SIEBERT & CO., INC.

                          NOTES TO FINANCIAL STATEMENTS
              (Unaudited with respect to September 30, 1996 and the
                 nine months ended September 30, 1995 and 1996)

(NOTE C) - Liability to Shareholder Subordinated to Claims of General Creditors
           and Secured Demand Note Receivable From Shareholder:

           The subordinated liabilities consist of the following:


                                                     As of December 31,
                                             ---------------------------------                     As of
                                                1995                    1994                 September 30, 1996
                                             ----------              ----------              ------------------
Subordinated note, due December 31,
  1998, interest payable at 4%
  per annum............................    $2,000,000                                          $2,000,000

Subordinated notes, due on demand......                              $  200,000

Subordinated notes, due December 31,
  1996, interest payable at three
  percentage points over the
  Citibank, N.A. prime rate............                                 575,000

Subordinated note due December 31, 1996,
  interest payable at 8% per annum.....                               1,000,000

Subordinated note due December 31, 1997,
  interest payable at 8% per annum.....                                 225,000

Subordinated note due January 31, 1999,
  interest payable at 8%...............                                                             500,000
                                             ----------              ----------                  ----------

        T o t a l......................      $2,000,000              $2,000,000                  $2,500,000
                                             ==========              ==========                  ==========



        The long-term borrowings under subordination agreements will be automatically renewed for a period of one year if notice of demand for payment is not given thirteen months prior to maturity.

        The subordinated borrowing is covered by an agreement approved by the New York Stock Exchange and is thus available in computing net capital under the Securities and Exchange Commission's Uniform Net Capital Rule. To the extent that such borrowings are required for Siebert's continued compliance with minimum net capital requirements, they may not be repaid.

        Interest paid on subordinated borrowings was $160,000, $160,000 and $120,000 for the years ended 1995, 1994 and 1993 and $87,501 and $119,997 for the nine months ended September 30, 1996 and 1995, respectively.

        During 1994, secured demand notes in the aggregate of $225,000 due from the sole shareholder and the related subordinated liabilities in the same amount were canceled; the underlying collateral was returned to the shareholder. Concurrently, the shareholder loaned $225,000 in cash to Siebert and Siebert issued a new subordinated note.

        The secured demand note receivable from shareholder of $2,000,000 at September 30, 1996 and at December 31, 1995 is collateralized by marketable securities with a market value of $2,309,000 and $2,394,000, respectively.

                           MURIEL SIEBERT & CO., INC.

                          NOTES TO FINANCIAL STATEMENTS
              (Unaudited with respect to September 30, 1996 and the
                 nine months ended September 30, 1995 and 1996)

(NOTE D) - Property and Equipment - Net:

        Property and equipment consist of the following:


                                         As at December 31,
                                      ------------------------       As at
                                         1995          1994     September 30, 1996
                                      ---------      ---------  ------------------
Leasehold improvements ..........     $  36,305      $  35,810      $  36,305

Furniture and fixtures ..........        38,612         28,779         38,612

Equipment .......................       306,819        221,376        349,013
                                      ---------      ---------      ---------
                                        381,736        285,965        423,930
Less accumulated depreciation and
  amortization ..................      (142,872)       (75,512)      (194,121)
                                      ---------      ---------      ---------

        T o t a l ...............     $ 238,864      $ 210,453      $ 229,809
                                      =========      =========      =========


        Depreciation and amortization expense for the years ended December 31, 1995, 1994 and 1993 amounted to $67,360, $55,668 and $21,267, respectively. For the nine months ended September 30, 1996 and September 30, 1995 depreciation and amortization expense amounted to $59,775 and $46,648, respectively.


(NOTE E) - Net Capital:

        Siebert is subject to the Securities and Exchange Commission's Uniform Net Capital Rule (Rule 15c3-1), which requires the maintenance of minimum net capital. Siebert has elected to use the alternative method, permitted by the rule, which requires that Siebert maintain minimum net capital, as defined, equal to the greater of $250,000 or 2 percent of aggregate debit balances arising from customer transactions, as defined. (The net capital rule of the New York Stock Exchange also provides that equity capital may not be withdrawn or cash dividends paid if resulting net capital would be less than 5 percent of aggregate debits.) At December 31, 1995 and 1994 and at September 30, 1996, Siebert had net capital of $4,606,280, $4,465,314 and $10,294,872, respectively, and net capital requirements of $250,000. Siebert claims exemption from the reserve requirement under Section 15c3-3(k)(2)(ii).


(NOTE F) - Financial Instruments with Off-Balance Sheet Risk and Concentrations of Credit Risk:

        In the normal course of business, Siebert enters into transactions in various financial instruments with off-balance sheet risk. This risk includes both market and credit risk, which may be in excess of the amounts recognized in the statement of financial condition.

        Retail customer transactions are cleared through National Financial Services Corp. ("NFSC") on a fully disclosed basis. In the event that customers are unable to fulfill their contractual obligations, NFSC may charge Siebert for any loss incurred in connection with the purchase or sale of securities at prevailing market prices to satisfy customers' obligations. Siebert regularly monitors the activity in its customer accounts for compliance with its margin requirements.

        Siebert records customer transactions on a settlement date basis, which is generally three business days after trade date. Siebert is therefore exposed to the risk of loss on unsettled transactions in the event customers and other counterparties are unable to fulfill contractual obligations. Securities transactions entered into as of December 31, 1995 settled with no adverse effect on Siebert's statement of financial condition.

        Siebert's equity in accounts held by NFSC, consisting of securities owned and securities sold, not yet purchased, collateralize the margin amounts due to NFSC.

                           MURIEL SIEBERT & CO., INC.

                          NOTES TO FINANCIAL STATEMENTS
              (Unaudited with respect to September 30, 1996 and the
                 nine months ended September 30, 1995 and 1996)


(NOTE G) - Merger Agreement:

        On April 24, 1996 Muriel Siebert Capital Markets Group, Inc. ("MSCMG"), a corporation with 1,500 common shares outstanding, signed a definitive Plan and Agreement of Merger (the "Merger Agreement") with J. Michaels, Inc. ("JMI") providing for the merger (the "Merger") of MSCMG with and into JMI. Shortly before the effective time of the Merger, Muriel Siebert will contribute 1,000 common shares, being 100% of the shares outstanding, of Siebert to MSCMG. The Merger Agreement provides that JMI will liquidate all its assets, other than the shares of Siebert, and distribute the proceeds to the pre-Merger stockholders of JMI who will, by virtue of the merger, collectively retain a 2-1/2% interest in the surviving company (the "Surviving Company") which will be renamed Siebert Financial Corp.

(NOTE H) - Subsequent Event:

        On October 31, 1996, the Company paid salary and a Subchapter S distribution to its shareholder of $2,975,000 who reinvested $500,000 as a subordinated note. The note is due on October 31, 1999 with interest payable at 8% per annum. The note will be automatically renewed for a period of one year if notice of demand for payment is not given thirteen months prior to maturity.

                             SIEBERT FINANCIAL CORP.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                            AS OF SEPTEMBER 30, 1996
                                 (in thousands)


        On April 24, 1996 Muriel Siebert & Co., Inc. ("Siebert"), Muriel Siebert Capital Markets Group, Inc. ("MSCMG") and J. Michaels, Inc. ("JMI") signed an agreement whereby MSCMG would exchange all of its outstanding shares for 5,105,000 (post one-for-seven reverse split) newly issued shares of JMI, which will change its name to Siebert Financial Corp. Immediately prior to the merger Muriel Siebert, the sole shareholder of Siebert, will contribute all of its outstanding shares to MSCMG.

        The following unaudited pro forma condensed consolidated balance sheet gives effect to the following transactions as if they had occurred on September 30, 1996: (1) the contribution to capital of accumulated S Corporation earnings,
(2) the reduction of par value per share from $1.00 to $.01, and (3) the issuance by JMI of 5,105,000 shares of its common stock in exchange for all the outstanding common stock of MSCMG. The unaudited pro forma consolidated condensed balance sheet should be read in conjunction with the unaudited pro forma consolidated statement of operations and the audited historical financial statements of Siebert appearing elsewhere herein and are not necessarily indicative of the results that would have been attained had the transactions been completed at September 30, 1996.


                              A S S E T S                                     Siebert       Adjustments         Pro
                              -----------                                     -------       -----------         ---
                                                                                                               Forma
                                                                                                               -----
                                                                                                                (c)
                                                                                                                ---
Cash and equivalents...................................................     $  2,861                         $  2,861
Securities owned, at market............................................        7,920                            7,920
Receivables from brokers and dealers...................................        3,435                            3,435
Secured demand note from shareholder...................................        2,000                            2,000
Property and equipment, net............................................          230                              230
Other assets...........................................................          198                              198
                                                                             --------                         -------
          T O T A L....................................................      $16,644                          $16,644
                                                                             ========                         =======

                         L I A B I L I T I E S
                         ---------------------
Accounts payable and accruals..........................................      $ 3,369                          $ 3,369
Securities sold not yet purchased, at market value.....................        1,385                            1,385
                                                                             -------                          -------
                                                                               4,754                            4,754
                                                                             -------                           ------
Subordinated debt to shareholder.......................................        2,500                            2,500
                                                                             -------                          -------

                         SHAREHOLDER'S EQUITY
                         --------------------

Common stock...........................................................            1   (a)        $   51           52
Additional paid-in capital.............................................           59   (a)           (75)       9,338
                                                                                       (b)         9,354            0
Retained earnings......................................................        9,354   (b)        (9,354)
Treasury stock.........................................................         (24)   (a)            24            0
                                                                            --------                           ------
                                                                               9,390                            9,390
                                                                             --------                          ------

          T O T A L....................................................      $16,644                          $16,644
                                                                             ========                         =======


Notes to pro forma consolidated balance sheet:

(a) To record the par value and additional paid-in capital of 5,235,897 (post one-for-seven reverse split) shares of common stock of the merged company including 5,105,000 shares issued in exchange for all the outstanding common stock of MSCMG (parent of Siebert); to eliminate Siebert common stock, additional paid-in capital and treasury stock.

(b) To record transfer to capital of the deemed distribution of $9,354,000 of accumulated S Corporation earnings by Ms. Siebert.

(c) Does not give effect to salary and a Subchapter S distribution paid to Ms. Siebert of $2,975,000 on October 31, 1996, its resulting tax effect and her reinvestment of $500,000 on that date as subordinated debt.

                             SIEBERT FINANCIAL CORP.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

                                 (in thousands)



       On April 24, 1996 Muriel Siebert & Co., Inc. ("Siebert"), Muriel Siebert Capital Markets Group., Inc. ("MSCMG") and J. Michaels, Inc. ("JMI") signed an agreement whereby MSCMG would exchange all of its outstanding shares for 5,105,000 (post one-for-seven reverse split) newly issued shares of JMI, which will change its name to Siebert Financial Corp. Immediately prior to the merger Muriel Siebert, the sole shareholder of Siebert, will contribute all of its outstanding shares to MSCMG.

       The following unaudited pro forma condensed consolidated statement of operations of Siebert Financial Corp. (formerly Siebert) gives effect to: (1) the provision for federal, state, and city income tax at normally expected rates, and (2) the issuance by JMI of 5,105,000 shares of its common stock in exchange for all the outstanding common stock of MSCMG. The unaudited pro forma financial statement should be read in conjunction with the audited historical financial statements of Siebert appearing elsewhere herein and are not necessarily indicative of the results of operations of the merged company.



                                            Siebert     Adjustments     Pro Forma
                                            -------     -----------     ---------

Revenues..................................  $18,074                       $18,074
                                            -------                       -------
Expenses:

   Salaries and commissions (2)...........    4,760                         4,760

   Clearing costs.........................    3,431                         3,431

   Other..................................    5,630                         5,630
                                            -------                       -------
                                             13,821                        13,821
                                            -------                       -------
Income before tax.........................    4,253                         4,253

Income tax................................               (1) $1,871         1,871
                                            -------                       -------
NET INCOME................................  $ 4,253                       $ 2,382
                                            =======                       =======

Pro forma earnings per share based on
5,235,897 common shares outstanding. . . . .                              $  0.45
                                                                          =======





Notes to unaudited pro forma consolidated condensed statement of operations:

(1)    To provide for income tax at the normally expected rate of 44%.

(2) Ms. Siebert's compensation approximates the amount set forth in her new base salary arrangement.

                             SIEBERT FINANCIAL CORP.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                 (in thousands)


       On April 24, 1996 Muriel Siebert & Co., Inc. ("Siebert"), Muriel Siebert Capital Markets Group, Inc. ("MSCMG") and J. Michaels, Inc. ("JMI") signed an agreement whereby MSCMG would exchange all of its outstanding shares for 5,105,000 (post one-for-seven reverse split) newly issued shares of JMI, which will change its name to Siebert Financial Corp. Immediately prior to the merger Muriel Siebert, the sole shareholder of Siebert, will contribute all of its outstanding shares to MSCMG.

       The following unaudited pro forma condensed consolidated statement of operations of Siebert Financial Corp. (formerly Siebert) gives effect to: (1) the adjustment of Ms. Siebert's salary for the year to the amount provided for in her new base salary arrangement of $150,000 effective at the time of the Merger, (2) the provision for federal, state, and city income tax at normally expected rates, and (3) the issuance of JMI of 5,105,000 shares of its common stock in exchange for all the outstanding common stock of MSCMG. The unaudited pro forma financial statement should be read in conjunction with the audited historical financial statements of Siebert appearing elsewhere herein and are not necessarily indicative of the results of operations of the surviving company.


                                                                     Siebert          Adjustments            Pro Forma
                                                                     -------          -----------            ---------

Revenues..................................                           $21,040                                  $21,040
                                                                     -------                                  -------
Expenses:

   Salaries and commissions...............                             8,586      (1)       $(2,975)            5,611

   Clearing costs.........................                             4,249                                    4,249

   Other..................................                             6,959                                    6,959
                                                                     -------                                  -------

                                                                      19,794                                   16,819
                                                                     -------                                  -------
Income before tax.........................                             1,246                                    4,221

Income tax................................                                        (2)        1,857              1,857
                                                                     -------                                  -------

NET INCOME................................                           $ 1,246                                  $ 2,364
                                                                     =======                                  =======

Pro forma earnings per share based on 5,235,897 common shares
   outstanding................................................                                               $   0.45
                                                                                                             ========



Notes to unaudited pro forma consolidated condensed statement of operations:

       (1) To adjust Ms. Siebert's salary to the amount set forth in her new base salary arrangement.

       (2)    To provide for income tax at the normally expected rate of 44%.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the expenses in connection with the sale of the Common Stock offered hereby, other than underwriting discounts and commissions. The amount of such expenses are as follows:


SEC registration fee .....................................              $    91
NASDAQ listing fee .......................................                2,000
Printing and engraving expenses ..........................                5,000*
Legal fees and expenses ..................................                5,000*
Accounting fees and expenses .............................                5,000*
Blue Sky fees and expenses ...............................                3,000*
Miscellaneous ............................................                  909*
                                                                        -------
               Total .....................................              $21,000*

*  Estimated

ITEM 14.       INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        1. The Business Corporation Law of the State of New York provides the following with respect to the indemnification of directors, officers and employees:

        SECTION 722. AUTHORIZATION FOR INDEMNIFICATION OF DIRECTORS AND OFFICERS

        (a) A corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or serve such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

        (b) The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation or that he had reasonable cause to believe that his conduct was unlawful.

        (c) A corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic, foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

        (c) For the purpose of this section, a corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person's duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

        SECTION 723. PAYMENT OF INDEMNIFICATION OTHER THAN BY COURT AWARD

        (a) A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in section 722 shall be entitled to indemnification as authorized in such section.

        (b) Except as provided in paragraph (a), any indemnification under section 722 or otherwise permitted by section 721, unless ordered by a court under section 724 (Indemnification of directors and officers by a court), shall be made by the corporation, only if authorized in the specific case:

        (1) By the board acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the director or officer has met the standard of conduct set forth in section 722 or established pursuant to section 721, as the case may be, or,

        (2) If a quorum under subparagraph (1) is not obtainable or, even if obtainable, a quorum of disinterested directors so directs;

        (A) By the board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in such sections has been met by such director or officer, or

        (B) By the shareholders upon a finding that the director or officer has met the applicable standard of conduct set forth in such sections.

        (c) Expenses incurred in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount as, and to the extent, required by paragraph (a) of section 725.

        SECTION 724. INDEMNIFICATION OF DIRECTORS AND OFFICERS BY A COURT

        (a) Notwithstanding the failure of a corporation to provide indemnification, and despite any contrary resolution of the board of the shareholders in the specific case under section 723 (Payment of indemnification other than by court award), indemnification shall be awarded by a court to the extent authorized under Section 722 (Authorization for indemnification of directors and officers), and paragraph (a) of section 723. Application therefor may be made, in every case, either:

        (1) In the civil action or proceeding in which the expenses were incurred or other amounts were paid, or

        (2) To the supreme court in a separate proceeding, in which case the application shall set forth the disposition of any previous application made to any court for the same or similar relief and also reasonable cause for the failure to make application for such relief in the action or proceeding in which the expenses were incurred or other amounts were paid.

        (b) The application shall be made in such manner and form as may be required by the applicable rules of court or, in the absence thereof, by direction of a court to which it is made. Such application shall be upon notice to the corporation. The court may also direct that notice be given at the expense of the corporation to the shareholders and such other persons as it may designate in such manner as it may require.

        (c) Where indemnification is sought by judicial action, the court may allow a person such reasonable expenses, including attorneys' fees, during the pendency of the litigation as are necessary in connection with his defense therein, if the court shall find that the defendant has by his pleadings or during the course of the litigation raised genuine issues of fact or law.

        SECTION 725. OTHER PROVISIONS AFFECTING INDEMNIFICATION OF DIRECTORS AND OFFICERS

        (a) All expenses incurred in defending a civil or criminal action or proceeding which are advance by the corporation under paragraph (c) of section 723 (Payment of indemnification other than by court award) or allowed by a court under paragraph (c) of section 724 (Indemnification of directors and officers by a court) shall be repaid in case the person receiving such advancement or allowance is ultimately found, under the procedure set forth in this article, not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced by the corporation or allowed by the court exceed the indemnification to which he is entitled.

        (b) No indemnification, advancement or allowance shall be made under this article in any circumstance where it appears:

        (1) That the indemnification would be inconsistent with the law of the jurisdiction of incorporation of a foreign corporation which prohibits or otherwise limits such indemnification;

        (2) That the indemnification would be inconsistent with a provision of the certificate of incorporation, a by-law, a resolution of the board or of the shareholders, an agreement or other proper corporate action, in effect at the time of accrual of the alleged cause of action asserted in the threatened or pending action or proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

        (3) If there has been a settlement approved by the court, that the indemnification would be inconsistent with any condition with respect to indemnification expressly imposed by the court in approving the settlement.

        (c) If any expenses or other amounts are paid by way of indemnification, otherwise than by court order or action by the shareholders, the corporation shall, not later than the next annual meeting of shareholders unless such meeting is held within three months from the date of such payment and, in any event, within fifteen months rom the date of such payment, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the persons paid, the amounts paid, and the nature and status at the time of such payment of the litigation or threatened litigation.

        (d) If any action with respect to indemnification of directors and officer is taken by way of amendment of the by-laws, resolution of directors, or by agreement, then the corporation shall, not later than the next annual meeting of shareholders, unless such meeting is held within three months from the date of such action, and, in any event, within fifteen months from the date of such action, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the action taken.

        (e) Any notification required to be made pursuant to the foregoing paragraph (c) or (d) of this section by any domestic mutual insurer shall be satisfied by compliance with the corresponding provisions of section one thousand two hundred sixteen of the insurance law.

        (f) The provisions of this article relating to indemnification of directors and officers and insurance therefor shall apply to domestic corporations and foreign corporations doing business in this state, except as provided in section 1320 (Exemption from certain provisions).

        SECTION 726. INSURANCE FOR INDEMNIFICATION OF DIRECTORS AND OFFICERS

        (a) Subject to paragraph (b), a corporation shall have power to purchase and maintain insurance:

        (1) To indemnify the corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of this article, and

        (2) To indemnify directors and officers in instances in which they may be indemnified by the corporation under the provisions of this article, and

        (3) To indemnify directors and officers in instances in which they may not otherwise be indemnified by the corporation under the provisions of this article provided by the contract of insurance covering such directors and officers provides, in a manner acceptable to the superintendent of insurance, for a retention amount and for co-insurance.

        (b) No insurance under paragraph (a) may provide for any payment, other than cost of defense, to or on behalf of any director or officer:

        (1) if a judgment or other final adjudication adverse to the insured director or officer establishes that his acts of active and deliberate dishonesty were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or

        (2) in relation to any risk the insurance of which is prohibited under the insurance law of this state.

        (c) Insurance under any or all subparagraphs of paragraph (a) may be included in a single contract or supplement thereto. Retrospective rated contracts are prohibited.

        (d) The corporation shall, within the time and to the persons provided in paragraph (c) of section 725 (Other provisions affecting indemnification of directors or officers), mail a statement in respect of any insurance it has purchased or renewed under this section, specifying the insurance carrier, date of contract, cost of the insurance, corporate positions insured, and a statement explaining all sums, not previously reported in a statement to shareholders, paid under any indemnification insurance contract.

        (e) This section is the public policy of this state to spread the risk of corporate management, notwithstanding any other general or special law of this state or of any other jurisdiction, including the federal government.

        2. The Certificate of Incorporation of the Company contains provisions governing indemnification.

        3.  Section 7.04 of the By-laws of the Company provides, as follows:

        "The Corporation shall indemnify any person, made a party to an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation, against the reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense of such action, or in connection with an appeal therein, except in relation to matters as to which such director or officer is adjudged to have breached his duty to the Corporation under Section 717 of the Business Corporation Law of the State of New York, as now in effect or as amended from time to time, to the maximum extent that is permitted by and is consistent with the law".

        "The Corporation shall indemnify any person, made, or threatened to be made, a party to an action or proceeding other than one by or in the right of the Corporation to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic of foreign, which any director or officer of the Corporation served in any capacity at the request of the Corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the Corporation or served such other corporation in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in the best interests of the Corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful, to the maximum extent that is permitted by and is consistent with the law. The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he reasonably believed to be in the best interests of the Corporation or that he had reasonable cause to believe that his conduct was unlawful".

        "Any indemnification by the Company pursuant hereto shall be made only in the manner and to the extent authorized by applicable law, and any such indemnification shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled".

        The Company has insurance to indemnify its directors against liabilities incurred as a result of serving in such capacity.

ITEM 15.  SALE OF UNREGISTERED SECURITIES.

        Inapplicable.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES.

(a)  Exhibits:


        Exhibit
        Number                    Description of Exhibit
        ------                    ----------------------
          3(a)*        --Certificate of Incorporation of the Company.
          3(b)*        --By-laws of the Company.
          5            --Opinion of Brown Raysman Millstein Felder & Steiner LLP as to the legality of the securities being registered.
         22*           --List of Subsidiaries of the Company.
         24(a)         --Consent of Richard A. Eisner & Company, LLP.
         24(b)         --Consent of Brown Raysman Millstein Felder & Steiner,
                         LLP (included in their opinion set forth as Exhibit 5 to
                         this Registration Statement).


------------------

* To be filed by amendment.


(b)  Financial Statement Schedules:

        Schedules have been omitted because either they are not required or are not applicable or because the required information has been included elsewhere in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS.

(a)     The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


                                     * * * *


        (i) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Company has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 26th day of December, 1996.

                                                SIEBERT FINANCIAL CORP.


                                                By: /s/ Muriel F. Siebert
                                                    ---------------------------
                                                      Muriel F. Siebert
                                                      Chair and President

                                POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Muriel F. Siebert, Nicholas P. Dermigny and T. K. Flatley, and each of them, his true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed below by the following persons, in the capacities indicated, on December 26, 1996.


          NAME                              TITLE
          ----                              -----
 /s/ Muriel F. Siebert                      Chair, President and Director (principal executive officer)
-----------------------------
        Muriel F. Siebert

 /s/ Nicholas P. Dermigny                   Executive Vice President, Chief Operating Officer and
-----------------------------               Director
        Nicholas P. Dermigny

 /s/ T. K. Flatley                          Executive Vice President and Chief Financial and
-----------------------------               Administrative Officer (principal financial and
        T. K. Flatley                       accounting officer)


-----------------------------               Director
        Jane H. Macon

 /s/ Monte E. Wetzler                       Director
-----------------------------
        Monte E. Wetzler